Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

SPX CORPORATION,
a Delaware corporation,
SPX POOLCO 2018, INC.,
a Delaware corporation
and

ELXSI CORPORATION,
a Delaware corporation

Dated as of April 22, 2018

ARTICLE I Definitions		1
ARTICLE II The Merger		14
2.1	The Merger	14
2.2	Effective Time	15
2.3	Effects of the Merger	15
2.4	Certificate of Incorporation and Bylaws	15
2.5	Directors and Officers	15
2.6	Conversion of Shares; Allocation of Merger Consideration	15
2.7	Conversion of Merger Sub Capital Stock	16
2.8	Dissenting Shares	16
2.9	Exchange of Shares	16
2.10	No Further Transfer of Shares	18
ARTICLE III Closing		18
3.1	The Closing	18
3.2	Conditions to the Obligations of Each Party	19
3.3	Conditions to the Obligations of the Buyer Parties	19
3.4	Conditions to the Obligations of the Company	20
3.5	Actions at Closing	20
3.6	Termination	20
3.7	Effect of Termination	22
3.8	Termination Fee.	22
ARTICLE IV Representations and Warranties of the Company		23
4.1	Organization and Standing	23
4.2	Capitalization and Ownership	23
4.3	Authority and Binding Effect	23
4.4	Validity of the Transactions	24
4.5	Financial Statements; Books of Account; Indebtedness	24
4.6	Taxes.	25
4.7	Undisclosed Liabilities	26
4.8	Title to Assets; All Tangible Assets	26
4.9	Condition of Assets	27
4.10	Real Property.	27
4.11	Intellectual Property.	28
4.12	Contracts.	33
4.13	Permits	35
4.14	Compliance with Laws	36
4.15	Claims	36
4.16	Insurance	37
4.17	Labor Matters.	37
4.18	Employee Benefit Plans.	38
4.19	Employees/Independent Contractors.	40

i

4.20	Transactions with Affiliates	41
4.21	Absence of Certain Changes	41
4.22	Environmental Matters	41
4.23	Additional Information	43
4.24	Broker’s or Finder’s Fee	44
4.25	Customers of the Target Companies	44
4.26	Suppliers of the Target Companies	44
4.27	Export and Import Laws and Regulations	44
4.28	Anti-Takeover Statutes	44
ARTICLE V Representations and Warranties of the Buyer Parties		44
5.1	Organization and Standing	44
5.2	Authority and Binding Effect	45
5.3	Validity of the Transactions	45
5.4	No Vote of Acquiror Stockholders	45
5.5	Claims	45
5.6	Section 203 of DGCL; Ownership	45
5.7	Disclosure	46
5.8	Available Funds	46
5.9	Broker’s or Finder’s Fee	46
5.10	No Other Representations or Warranties	46
ARTICLE VI Covenants		46
6.1	Consents, Further Assurances	46
6.2	Stockholder Written Consent.	47
6.3	Conduct of Business of the Target Companies Pending Closing	47
6.4	Post-Closing Employee Covenants	49
6.5	[Intentionally omitted]	50
6.6	Notice of Certain Events	50
6.7	Regulatory and Other Authorizations; Consents	51
6.8	Public Announcements	52
6.9	Nonsolicitation of Alternative Transactions	52
6.10	D&O Tail Policy and Indemnification	54
ARTICLE VII Miscellaneous		56
7.1	Contents of Agreement	56
7.2	Amendment, Parties in Interest, Assignment, Etc.	56
7.3	Interpretation	56
7.4	Specific Performance	57
7.5	Notices	57
7.6	Governing Law; Jurisdiction	58
7.7	No Third-Party Beneficiaries	59
7.8	WAIVER OF JURY TRIAL	59
7.9	Counterparts	59
7.10	Nonsurvival of Representations, Warranties and Agreements	59

ii

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER is being entered into as of April 22, 2018, by and among SPX CORPORATION, a Delaware corporation (“Acquiror”), SPX POOLCO 2018, INC., a Delaware corporation and a wholly-owned subsidiary of Acquiror (“Merger Sub”), and ELXSI CORPORATION, a Delaware corporation (the “Company”).
RECITALS
WHEREAS, Merger Sub is a corporation duly organized and existing under the Laws of the State of Delaware, having been incorporated solely for the purpose of consummating the Transactions, and is a wholly-owned subsidiary of Acquiror;
WHEREAS, the respective boards of directors of Merger Sub and the Company deem it advisable and in the best interests of such entities and their respective stockholders that Merger Sub merge with and into the Company pursuant to this Agreement, the Certificate of Merger in substantially the form attached hereto as Exhibit A (the “Certificate of Merger”) and the applicable provisions of the DGCL, such transaction sometimes being herein called the “Merger”; and
WHEREAS, as a material inducement and as additional consideration to Buyer Parties to enter into this Agreement, each of David M. Doolittle, Peter Kellogg and Alexander M. Milley (the “Key Holders”), and certain of their respective Affiliates, have executed and delivered support agreements with Acquiror, dated as of the date hereof and in substantially the form attached hereto as Exhibit B (collectively, the “Support Agreements”), pursuant to which each such Person has, among other things, (i) executed and delivered to the Company a written consent in the form prescribed therein (the “Stockholder Written Consent”) dated as of the date hereof, with respect to all Company Capital Stock owned by such Person in favor of the adoption and approval of this Agreement, the Merger and the other Transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement, which Stockholder Written Consent provides that it shall be effective only as of the Written Consent Effective Time and (ii) agreed to execute and deliver a written consent to the Company in the same form as the Stockholder Written Consent if and to the extent required under Section 228 of the DGCL to ensure the efficacy of the Stockholder Written Consent as of the Written Consent Effective Time (for purposes of this Agreement, any reference to the “Stockholder Written Consent” shall be deemed to include any such subsequent written consent).
NOW, THEREFORE, in consideration of the respective covenants, representations and warranties herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
DEFINITIONS
For convenience, certain terms used in more than one part of this Agreement are listed in alphabetical order and defined or referred to below (such terms as well as any other terms defined elsewhere in this Agreement shall be equally applicable to both the singular and plural forms of the terms defined).
“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms that are no less favorable to the Company in the aggregate than those contained in the Confidentiality Agreement; provided that the form attached hereto as Exhibit C is deemed acceptable; provided further, such confidentiality agreement shall not prohibit compliance by the Company with any of the provisions of this Agreement (including but not limited to Section 6.9).
“Accounts Receivable” means, as of any specified date or time, any trade accounts receivable, notes receivable, bid or performance deposits, employee advances and other miscellaneous receivables of the Target Companies as of such date or time.
“Acquiror” is defined in the Preamble.
“Acquiror Material Adverse Effect” means any event, circumstance, occurrence, fact, condition, development, effect or change that has a material adverse effect on the ability of Acquiror to perform its obligations under this Agreement and/or to timely consummate the Merger and the other Transactions.
“Acquiror Plans” is defined in Section 6.4(a).
“Acquisition Proposal” shall mean any proposal, offer or inquiry (whether binding or nonbinding, and whether communicated to the Company or publicly announced to the Company’s stockholders) by any Person (other than Acquiror or any of its Affiliates) relating to an Acquisition Transaction.
“Acquisition Transaction” shall mean any transaction or series of related transactions (other than the Transactions) involving: (a) any acquisition (whether direct or indirect, including by way of merger, share exchange, consolidation, business combination, consolidation or similar transaction) or purchase by any Person or Group (other than Acquiror or any of its Affiliates) of 15% or more of the total Company Capital Stock, (b) any tender offer or exchange offer that if consummated would result in any Person or Group (other than Acquiror or any of its Affiliates) beneficially acquiring in such offer 15% or more of the total Company Capital Stock, (c) any merger, consolidation, business combination or similar transaction involving the Target Companies pursuant to which any Person or Group (other than Acquiror or any of its Affiliates) will directly or indirectly acquire in such transaction (i) 15% or more of the consolidated assets of the Target Companies taken as a whole or (ii) assets of the Target Companies (including securities held by any Target Company) to which 15% or more of the consolidated earnings or revenues of the Target Companies taken as a whole are attributable; (d) any sale or lease or exchange, transfer, license, acquisition or disposition of a business, deposits or assets pursuant to which any Person or Group (other than

Acquiror or any of its Affiliates) will directly or indirectly acquire in such transaction (i) 15% or more of the consolidated assets of the Target Companies taken as a whole (including securities held by any Target Company) or (ii) assets of the Target Companies (including securities held by any Target Company) to which 15% or more of the consolidated earnings or revenues of the Target Companies taken as a whole are attributable; or (e) any liquidation or dissolution of the Company.
“Affidavit of Loss and Indemnity Agreement” is defined in Section 2.9(f).
“Affiliates” means, with respect to a particular party, Persons controlling, controlled by or under common control with that party, as well as any officers, directors and majority-owned entities of that party and of its other Affiliates. For the purposes of the foregoing, possession, directly or indirectly, including through one or more intermediaries, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, shall be deemed to constitute control.
“Aggregate Closing Cash” has the meaning set forth in the definition of “Closing NWC/Cash”.
“Agreement” means this Agreement and Plan of Merger, including all schedules, annexes and exhibits hereto, in each case as amended from time to time in accordance with the terms hereof and thereof.
“Alternative Agreement” is defined in Section 6.2(c).
“Antitrust Laws” means the HSR Act and all other Laws that are designed or intended to prohibit, restrict, or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or creation or strengthening of a dominant position, whether through mergers, acquisitions, by Contract, or otherwise.
“Assets” means all of the assets, properties, business, goodwill and rights of every kind and description, real and personal, tangible and intangible, wherever situated and whether or not reflected on any Company Financial Statement, used or held for use by any of the Target Companies in the Business.
“Assignee” is defined in Section 7.2.
“audited” when used in reference to financial statements, shall refer to financial statements prepared on an accrual basis and otherwise in accordance with GAAP, consistently applied, and audited in accordance with U.S. generally accepted auditing standards.
“Audited Balance Sheet” is defined in Section 4.5(a).
“Balance Sheet Date” is defined in Section 4.5(a).
“Broker’s Fee” is defined in Section 4.24.

“Business” means the existing and prospective business and operations of each of the Target Companies.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable Law to close.
“Buyer Parties” means Acquiror and Merger Sub.
“Cash” means, as of specified date or time, all cash and cash equivalents held by the Target Companies (or any of them) as of such date or time, determined on a consolidated basis in accordance with GAAP. For the avoidance of doubt, (a) Cash shall be calculated net of issued but uncleared checks and drafts outstanding as of such date or time, (b) Cash shall include checks and drafts received by the Target Companies (or any of them) but not yet deposited as of such date or time and (c) in determining the amount of Cash as of such date or time, all Cash that is in a currency other than the United States Dollar shall be converted into the United States Dollar at the prevailing exchange rate between the respective currencies as set forth in the Eastern Edition of The Wall Street Journal on such date.
“CERCLA” is defined in Section 4.22.
“Certificate of Merger” is defined in the Recitals.
“Certificates” means outstanding certificates that immediately before the Effective Time represented Shares held by respective Holders, it being understood that any reference herein to “Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of Shares.
“Charter Documents” means an entity’s certificate or articles of incorporation or formation, certificate defining the rights and preferences of securities, bylaws, certificate of formation, articles of organization, general or limited partnership agreement, operating agreement, certificate of limited partnership, joint venture agreement or similar document governing the entity, in each case, including any amendments thereto.
“Closing” is defined in Section 3.1.
“Closing Date” is defined in Section 3.1.
“Closing Indebtedness” means the Indebtedness for Borrowed Money, determined on a consolidated basis, as of the Effective Time.
“Closing NWC” means an amount equal to (i) the current assets of the Target Companies as of the Effective Time (excluding Aggregate Closing Cash) minus (ii) the sum of (x) the current liabilities of the Target Companies as of the Effective Time (excluding Company Transaction Expenses and Closing Indebtedness), (y) Company Transaction Expenses as of the Effective Time and (z) Closing Indebtedness.

“Closing NWC/Cash” means the sum of (i) the aggregate of (x) all Cash as of the Effective Time, plus (y) all principal and accrued and unpaid interest owing as of the Effective Time under that certain Promissory Note, dated April 22, 2018, by Alexander Milley and (z) all principal and accrued and unpaid interest owing as of the Effective Time under that certain Promissory Note, dated April 22, 2018, by David Doolittle (collectively, “Aggregate Closing Cash”), plus (ii) if a positive number, the Closing NWC, plus (iii) the amount of any Excluded Expenses (x) actually paid out of Cash of the Target Companies prior to the Effective Time or (y) included as a liability in the determination of Closing NWC, and in the case of each of clauses (i), (ii) and (iii), as determined on a consolidated basis in accordance with GAAP consistently applied in accordance with past practices of the Target Companies.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Commercially Reasonable Efforts” means efforts that are designed to enable a party, directly or indirectly, to satisfy a condition to, or otherwise assist in the consummation of, the Transactions and that do not require the performing party to expend any funds or assume Liabilities other than expenditures and Liabilities that are reasonable in nature and amount in the context of the Transactions.
“Company” is defined in the Preamble.
“Company Board” means the board of directors of the Company.
“Company Capital Stock” means the common stock, $0.001 par value per share, of the Company.
“Company Financial Statements” is defined in Section 4.5(a).
“Company Intellectual Property” is defined in Section 4.11(a)(i).
“Company Plan” means (a) any pension plan, 401(k) plan, profit-sharing plan, health or welfare plan and any other employee benefit plan (within the meaning of Section 3(3) of ERISA or any comparable provision of any other applicable Law), whether written or unwritten, that is maintained, sponsored or contributed to by any Target Company or any of its ERISA Affiliates for the benefit of any current or former employee, officer, director or independent contractor of any Target Company or to which any Target Company has any Liability (contingent or otherwise), (b) any other arrangement, obligation, plan, program or practice (whether written or unwritten), whether or not legally enforceable, to provide benefits or compensation, other than currently paid salary, as compensation for services rendered, to one or more present or former employees, directors, agents or independent contractors that is maintained or sponsored by any Target Company or to which any Target Company has any Liability (contingent or otherwise) and (c) any other employment agreements, offer letters, severance, termination or retention policies, programs or agreements, post-employment arrangements, change-in-control agreements, executive compensation arrangements, pension or profit-sharing arrangements, deferred compensation arrangements, incentive arrangements, consulting agreements, supplemental income arrangements, bonus plans, stock option, stock grant, stock purchase or other equity or equity-based plans, tuition reimbursement programs or scholarship programs, Section 529 plans, health, medical, accident, sickness, death, welfare or material fringe benefits, hospitalization benefits, vacation, disability or sick leave, any plans subject to Section 125 of the Code, voluntary employees’ beneficiary association benefits, or change of ownership or control plan, fund, program, agreement or arrangement, in any case, maintained, sponsored or contributed to by any Target Company or any of its ERISA Affiliates for the benefit of any current or former employee, officer, director or independent contractor of any Target Company or to which any Target Company has any Liability (contingent or otherwise).
“Company Registered Intellectual Property Rights” is defined in Section 4.11(a)(ii).
“Company Transaction Expenses” means the sum of all unpaid fees, costs and expenses incurred by any Target Company in connection with the Merger or the other Transactions, including all legal, accounting, investment banking, tax advisory, financial advisory and all other fees and expenses of third parties incurred in connection with the negotiation, preparation and execution and effectuation of the Transaction Documents, in each case only as incurred on or before the Effective Time, provided that Excluded Expenses shall not constitute Company Transaction Expenses.
“Confidentiality Agreement” means that certain letter agreement, dated as of November 8, 2017, by and between Acquiror and the Company.
“Consents” is defined in Section 4.4.
“Continuation Period” is defined in Section 6.4(a).
“Continuing Qualified Employee” is defined in Section 6.4(a).
“Contract” means any written or oral contract, agreement, lease, plan, instrument or other document, commitment, arrangement, undertaking, practice or authorization that is or may be binding on any Person or its property under applicable Law, in each case, including any amendments, schedules, annexes and exhibits thereto.
“Copyrights” is defined in Section 4.11(a)(iii).
“Court Order” means any judgment, decree, injunction, order or ruling of any Governmental Authority that is binding on any Person or its property under applicable Law.
“D&O Indemnification Agreement” is defined in Section 6.10(b).
“Default” means (a) material default, material breach or material violation, (b) the occurrence of an event or an omission that with or without the passage of time or the giving of notice, or both, would constitute a material default, material breach or material violation or (c) with respect to such Contract, the occurrence of an event or an omission that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination, material modification, revocation of material license, material renegotiation or acceleration, or a right to receive material damages or a payment of material penalties.
“DGCL” means the Delaware General Corporation Law.

“Disclosure Schedules” is defined in Section 4.1.
“Dissenting Shares” is defined in Section 2.8.
“DOJ” is defined in Section 6.7(a).
“Effective Time” is defined in Section 2.2.
“Eligible Bidder” is defined in the definition of “Written Consent Effective Time”.
“Eligible Superior Proposal” is defined in the definition of “Written Consent Effective Time”.
“End Date” is defined in Section 3.6(b).
“Enforceability Exceptions” means bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity.
“Environmental Claims” is defined in Section 4.22(i).
“Environmental Laws” is defined in Section 4.22(ii).
“Environmental Permit” is defined in Section 4.22(iii).
“Equity Securities” means all of the equity securities of the Company, including Company Capital Stock.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any Person that, together with any Target Company, is treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.
“Escheat Laws” means any Laws governing the handling or reporting of property subject to escheat (including for this purpose, any Laws regarding escheat, abandoned property, unclaimed property or such other property as to which the owner of such property or the location of the owner is unknown to any of the Target Companies).
“Exchange Act” means the Securities Exchange Act of 1934.
“Excluded Expenses” means any and all fees, costs, expenses and other amounts (including amounts paid in settlement) incurred by any Target Company, including all legal, accounting, investment banking, tax advisory, financial advisory and all other fees, costs and expenses of third parties incurred in connection with (i) any Litigation (including any threatened Litigation) brought by or on behalf of a Stockholder arising out of this Agreement, the Merger or the Transactions, (ii) the review, response and negotiation of any Acquisition Proposal, including any activity undertaken by any Target Company pursuant to Section 6.9(b)-(d), (iii) obtaining additional directors’ and officers’ liability insurance, including a six year “tail” policy for any additional directors’ and officers’ liability insurance, as permitted by and in accordance with Section 6.10, (iv) responding to any inquiries from Governmental Authorities, preparing submissions to Governmental Authorities or negotiating with Governmental Authorities to secure termination of any waiting periods under the HSR Act (including any such activity in connection with a “pull-and-refile” or “second review”), provided that fees, costs and expenses incurred in connection with the preparation of the Pre-Merger Notification and Report Forms pursuant to the HSR Act shall not constitute Excluded Expenses; (v) any accrued amounts for retention payments to certain employees of the Target Companies that have been approved by Acquiror, provided that, for the avoidance of doubt, any payments identified on Schedule 4.21 of the Disclosure Schedules shall not constitute retention payments for purposes of this clause (v); and (vi) any accrued amounts for contributions to any 401(k) plans of any Target Company.
“FTC” is defined in Section 6.7(a).
“GAAP” means generally accepted accounting principles of the U.S.
“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the U.S. or any foreign country, or any U.S. or foreign federal, state or local government or governmental or regulatory body, including county, city, municipality or other political subdivision.
“Government Official” is defined in Section 4.14(b).
“Group” is defined in Section 13(d) of the Exchange Act.
“Hazardous Material” is defined in Section 4.22(iv).
“Holder” means a holder of a Certificate.
“Holder Documents” is defined in Section 2.9(c).
“HSR Act” is defined in Section 4.4.
“Indebtedness” means, with respect to the Target Companies, the principal amount, plus any related accrued and unpaid interest, fees and prepayment premiums or breakage costs or penalties of (a) all indebtedness for borrowed money (including loans from any Holder) owed by any Target Company under a credit facility, or evidenced by any note, bond, debenture or other debt security, or indebtedness issued in substitution or exchange for borrowed money (other than trade accounts payables incurred in the ordinary course of business), (b) all indebtedness of any Person of the types described in clause (a) to the extent guaranteed by any Target Company, directly or indirectly, whether by means of a guarantee, endorsement or other agreement, (c) all capitalized lease obligations of a Target Company required to be classified as indebtedness in accordance with GAAP (such Indebtedness in clauses (a), (b) and (c), “Indebtedness for Borrowed Money”), (d) all letters of credit or similar instruments, performance bonds, bankers acceptances and similar obligations of any Target Company, (e) obligations of any Target Company to pay the deferred purchase price of property or services, except trade accounts payable of a Target Company arising in the ordinary course of business, (f) all indebtedness (other than Indebtedness for Borrowed Money) secured by a Lien, other than a Permitted Lien, on a Target Company’s Assets, and (g) all obligations of a Target Company under interest rate cap, swap, collar or similar transactions or currency hedging transactions; provided, however, that, with respect to the Target Companies, “Indebtedness” shall not be deemed to include any intercompany Indebtedness owed by any Target Company to any other Target Company.
“Indebtedness for Borrowed Money” has the meaning set forth in the definition of “Indebtedness”.
“Indemnified Party” is defined in Section 6.10(b).
“Information Systems” means all computer hardware, databases and data storage systems, computer, data, database and communications networks (other than the Internet), architecture interfaces and firewalls (whether for data, voice, video or other media access, transmission or reception) and other apparatus used to create, store, transmit, exchange or receive information in any form.
“Initial Superior Proposal Notice” is defined in Section 6.9(c).
“Intellectual Property Rights” is defined in Section 4.11(a)(iii).
“IRS” is defined in Section 4.21(a).
“Key Holders” is defined in the Recitals.
“Knowledge” means, when referring to the “Knowledge” of the Company, the actual knowledge without any obligation to investigate of any of David M. Doolittle, Louis N. Marks, or Alexander M. Milley with respect to any facts, events, circumstances, business, assets, Liabilities or condition relating to any of the Target Companies.
“Law” means any statute, law, ordinance, regulation, order or rule of any Governmental Authority.
“Leased Real Property” is defined in Section 4.10(b).
“Lease” is defined in Section 4.10(b).
“Lender” means any Person to whom any Target Company has any Liability to pay for Indebtedness.
“Letter of Transmittal” is defined in Section 2.9(b).
“Liability” means any direct or indirect liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any Person, absolute or contingent, known or unknown, accrued or unaccrued, asserted or unasserted, due or reasonably expected to become due, liquidated or unliquidated and whether or not required under GAAP to be accrued on any financial statements.
“Liens” means any lien, mortgage, security interest, pledge, option, escrow, hypothecation, security interest, financing statement, lease, charge, preemptive subscription, easement, option, conditional sale, any other restriction on transferability, defect of title or other claim, charge or encumbrance of any nature whatsoever on any property or property interest, whether arising by Contract, operation of law or otherwise.
“Litigation” means any lawsuit, claim, action, arbitration, administrative or other proceeding, criminal prosecution or governmental investigation or inquiry, in each case commenced, brought, conducted or heard by or before any court or other Governmental Authority or any mediator, arbitrator or arbitration panel.
“Losses” is defined in Section 6.10(c).
“Material Adverse Effect” means any condition, change, effect, event, occurrence, state of facts or development that is, individually or in the aggregate, materially adverse to the financial condition or results of operations of the Business, provided, however, that no condition, change, effect, event, occurrence, state of facts or development shall constitute or be taken into account in determining a Material Adverse Effect to the extent it is: (a) any effect arising from the announcement or pendency of this Agreement, or compliance with the terms of this Agreement; including the impact thereof on relationships, contractual or otherwise, with officers, employees, customers, suppliers, distributors, vendors, licensors, licensees or lenders; (b) any global, national or regional economic, political or industry condition or effect that affects the economy in general or affects the Business’s industry, including any financial, debt, credit, capital or banking markets or conditions generally (including any disruption thereof); (c) any effect to the extent arising from any change in interest, currency or exchange rates or in the price of any commodity, security or market index; (d) any effect to the extent arising from any change in accounting requirements or principles or any change in applicable Laws, or the interpretation or enforcement thereof; (e) any effect to the extent arising in connection with natural disasters or acts of nature, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such acts of war, sabotage or terrorism or military actions; (f) any effect arising from any failure by the Target Companies to meet any internal or external projections, estimates, expectations, earnings predictions or forecasts for any period, or to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations for any period (but excluding, in each case, the underlying causes of such failure unless such underlying causes would otherwise be excepted from this definition pursuant to any clause of this definition other than this clause (f)); (g) any effect arising from any action taken at the express written request of Acquiror or with Acquiror’s express written consent or from any action required to be taken under applicable Law; (h) any effect arising from any act or omission of Target Companies required to be taken by this Agreement; (i) any effect resulting from the failure of Acquiror to unreasonably withhold consent to any acts or actions requiring Acquiror’s consent under this Agreement and for which the Company has sought such consent; (j) any effect arising from any legal action commenced by (other than a Key Holder) or on behalf of the Company’s stockholders and arising from this Agreement or the Transactions

(except as it relates to breaches by the Target Companies of this Agreement); or (k) any effect to the extent reflected on the Disclosure Schedules; provided, further, that the exclusions provided in clauses (b) through (e) of this definition shall not apply to the extent such effect or condition described in any such clause disproportionately and adversely affects (as compared to other companies operating in the same or similar industries as the Target Companies) the Business.
“Material Contracts” is defined in Section 4.12(c).
“Material Customer” is defined in Section 4.25.
“Material Supplier” is defined in Section 4.26.
“Merger” is defined in the Recitals.
“Merger Consideration” means $51.00.
“Merger Sub” is defined in the Preamble.
“Notice Period” is defined in Section 6.9(c).
“Object Code” means computer software that is substantially or entirely in binary form and that is intended to be directly executable by a computer after suitable processing and linking but without any intervening steps of compilation or assembly.
“Open Source License” means license terms that (a) license software or other material as “free software” or “open source software” or (b) are, or are substantially similar to, a license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU GPL, the GNU LGPL, the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License, the Academic Free License, the BSD license and the Apache License.
“ordinary course of business” means, with respect to any Target Company, the ordinary course of commercial operations customarily engaged in by such Target Company, consistent with past practices.
“Owned Real Property” is defined in Section 4.10(a).
“Patents” is defined in Section 4.11(a)(iii).
“Paying Agent” is defined in Section 2.9(a).
“Payment Fund” is defined in Section 2.9(b).
“Permits” means any permits, licenses, franchises, registrations, certificates, variances, exemptions, consents, approvals and other authorizations granted by any Governmental Authority.

“Permitted Liens” means (a) Liens for Taxes, assessments or similar charges not yet due and payable or the amount or validity of which are being contested in good faith or for which appropriate accruals or reserves have been established on the Audited Balance Sheet in accordance with GAAP, (b) Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens securing obligations incurred in the ordinary course of business, (c) Liens that are not material in amount to the Company (and its Subsidiaries), taken as a whole, and that do not materially and adversely affect a Target Company’s use of the property subject thereto and (d) with respect to Intellectual Property, licenses disclosed on Schedule 4.11(e) of the Disclosure Schedules.
“Person” means any natural person, corporation, partnership, limited liability company, proprietorship, association, joint venture, trust or other legal entity.
“Potential Superior Proposal Determination” has the meaning set forth in Section 6.9(b).
“Proprietary Software” means all Software and associated documentation developed for or owned by any Target Company, including any such Software provided, made available or licensed to third parties by any Target Company.
“PTO” is defined in Section 4.11(b).
“Qualified Plan” is defined in Section 4.18(c).
“Real Property” means, collectively, the Leased Real Property and the Owned Real Property.
“Registered Intellectual Property Rights” is defined in Section 4.11(a)(iv).
“Related Party” means any director, executive officer, any immediate family member of a director or executive officer (which shall include parents, children, stepparents, stepchildren, spouses, siblings and in-laws), any 5% or more stockholder, and any immediate family member of any 5% or more stockholder.
“Release” is defined in Section 4.22(v).
“Representatives” means, when used with respect to any Buyer Party or Target Company, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers or other financial advisors, agents and other representatives of such Buyer Party or Target Company, as applicable, and of their respective Subsidiaries.
“Securities Act” means the Securities Act of 1933, as amended.
“Shares” is defined in Section 4.2.
“Software” means all computer software and code, including assemblers, applets, compilers, Source Code, Object Code, development tools, design tools, user interfaces and data, in any form or format, however fixed.

“Source Code” means computer software that may be displayed or printed in human-readable form, including all related programmer comments, annotations, flowcharts, diagrams, help text, data and data structures, instructions, procedural, object-oriented or other human-readable code, and that is not intended to be executed directly by a computer without an intervening step of compilation or assembly.
“Stockholder Disclosure Statement” is defined in Section 6.2.
“Stockholder Written Consent” is defined in the Recitals.
“Subsidiary” means any entity with respect to which the relevant Person, directly or indirectly, owns or purports to own beneficially or of record: (a) an amount of voting securities of or other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such entity.
“Subsidiary Shares” is defined in Section 4.2.
“Superior Proposal” means a bona fide written Acquisition Proposal (provided, that for this purpose each reference to “15%” in the definition of Acquisition Transaction shall be deemed to be a reference to “more than 50%”) that the Company Board determines in good faith (after consultation with outside legal counsel) is more favorable to the holders of Company Capital Stock than the transactions contemplated by this Agreement, taking into account such factors as the Company Board considers in good faith to be appropriate in the exercise of its fiduciary duties, including: (a) all financial considerations, (b) the identity of the third party making such Acquisition Proposal, (c) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Acquisition Proposal, (d) the other terms and conditions of such Acquisition Proposal and the implications thereof on the Company, including relevant legal, regulatory, and other aspects of such Acquisition Proposal deemed relevant by the Company Board and (e) any revisions to the terms of this Agreement and the Merger proposed by Acquiror pursuant to Section 6.9(c).
“Superior Proposal Change Notice” is defined in Section 6.9(c).
“Superior Proposal Termination Action” is defined in Section 6.9(c).
“Support Agreements” is defined in the Recitals.
“Surviving Corporation” is defined in Section 2.1.
“Target Companies” means the Company and all of its Subsidiaries, and “Target Company” means any of the Company or its Subsidiaries.
“Tax” means (a) any tax, governmental fee or other like assessment or charge, together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign), including all income, profits, gross receipts, value-added, excise, withholding, personal property, real estate, sales, use, ad valorem, license, lease, goods and services, capital stock, severance, stamp, transfer, payroll, employment, unemployment, social security, customs, duties, alternative, add-on minimum, escheat, abandoned property, unclaimed property, estimated and franchise taxes, (b) Liability for the payment of any amount of the type described in clause (a) as a result of being or having been before the Closing a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which Liability to a taxing authority is determined or taken into account with reference to the Liability of any other Person and (c) Liability for the payment of any amount as a result of being party to any tax sharing agreement (or any similar Contract) or with respect to the payment of any amount of the type described in clause (a) or clause (b) as a result of any existing express obligation (including an indemnification obligation).
“Tax Returns” means all reports, returns, declarations, statements, claims for refund, information returns, schedules, forms and other similar filings, and any amendments thereof, required to be filed with respect to any Taxes.
“Technology” is defined in Section 4.11(a)(v).
“Termination Fee” means a cash amount equal to $6,600,000.
“Trademarks” is defined in Section 4.11(a)(iii).
“Trade Secrets” is defined in Section 4.11(a)(iii).
“Transaction Documents” means this Agreement and any other certificate, instrument, agreement or document required to be delivered pursuant to the terms hereof to consummate the Transactions, including the Voting Agreements and the Holder Documents.
“Transactions” means the Merger and the other transactions contemplated by the Transaction Documents.
“U.S.” means the United States of America.
“WARN Act” is defined in Section 4.19(e).
“Willful Breach” means a breach by a party hereto of the terms of this Agreement where both the action that constituted the breach was deliberate and not inadvertent and, at the time, the party or its Representatives taking or authorizing such action knew that such action would constitute, or would reasonably be expected to result in, a breach.
“Written Consent Effective Time” means 12:01 a.m. (New York City time) on the 46th day after the date hereof; provided, however, in the event that (a) there shall have been a Potential Superior Proposal Determination (the applicable bidder, the “Eligible Bidder”) after the 15th day after the date hereof and (b) the Company Board shall have determined, in good faith, on the 45th day after the date hereof that (i) an Acquisition Proposal by such Eligible Bidder continues to constitute or could reasonably be expected to lead to a Superior Proposal, and (ii) the failure of the Company directors to continue to keep the opportunity open for the Eligible Bidder would be inconsistent with the directors’ fiduciary duties under applicable Law (an “Eligible Superior

Proposal”), the Written Consent Effective Time shall instead mean 12:01 a.m. (New York City time) on the earlier of (i) the 61st day after the date hereof, and (ii) the 31st day after the latest date of any Potential Superior Proposal Determination with respect to an Eligible Superior Proposal; provided, further, in the event that the Written Consent Effective Time would, except for this proviso, occur during or on the first or second Business Day following any Notice Period, then the Written Consent Effective Time shall be extended until 11:59 p.m. (New York City time) on the first Business Day immediately following the final day of such Notice Period (for the avoidance of doubt, this proviso shall apply iteratively in the event additional Notice Periods are initiated prior to the Written Consent Effective Time).
ARTICLE II
THE MERGER
2.1    The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the relevant provisions of the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. Following the Merger, the Company shall continue as the surviving corporation (the “Surviving Corporation”), initially under the name “ELXSI Corporation” and shall continue its existence under the Laws of the State of Delaware, and the separate corporate existence of Merger Sub shall cease.
2.2    Effective Time. Subject to the terms and conditions of this Agreement, at the Closing, the Buyer Parties and the Company shall cause the Certificate of Merger to be filed with the Secretary of the State of the State of Delaware. The Merger shall become effective at the time of the filing of the Certificate of Merger or at such later time or date as Acquiror and the Company shall agree in writing and shall be specified in the Certificate of Merger in accordance with the relevant provisions of the DGCL (the “Effective Time”).
2.3    Effects of the Merger. The Merger shall have the effects set forth in the DGCL, this Agreement and the Certificate of Merger.
2.4    Certificate of Incorporation and Bylaws. At the Effective Time, by virtue of the Merger and without any action on the part of any Buyer Party, the Company or any other Person (a) the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as set forth on Exhibit D hereto and (b) the bylaws of the Surviving Corporation shall be amended and restated to be identical to the bylaws of Merger Sub immediately before the Effective Time (except that the name of the Merger Sub shall be replaced with the name set forth in Section 2.1).
2.5    Directors and Officers. The individuals whose names are set forth on Schedule 2.5 shall be the sole directors and officers of the Surviving Corporation as of immediately following the Effective Time, each to hold such office in accordance with the provisions of the Surviving Corporation’s Charter Documents or until such individual’s earlier death, resignation or removal.
2.6    Conversion of Shares; Allocation of Merger Consideration.

(a)    Each Share issued and outstanding immediately before the Effective Time (other than Dissenting Shares), shall, by virtue of the Merger and without any action on the part of any Buyer Party, the Company, any Holder or any other Person, be automatically cancelled, extinguished and no longer outstanding, and automatically converted into the right to receive a cash payment equal to the Merger Consideration, subject to the terms and conditions of this Agreement. Any Shares held in the treasury of the Company shall be canceled and extinguished without any conversion thereof.
(b)    Each of Acquiror and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Holder such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign Tax Law; provided, however, that neither Acquiror nor the Surviving Corporation shall be permitted to deduct or withhold any such amount unless Acquiror notifies the Company at least three (3) Business Days prior to the Closing Date of its intention to make such deduction or withholding. To the extent that amounts are so deducted or withheld by Acquiror or the Surviving Corporation, as the case may be, such withheld amounts (i) shall be remitted by Acquiror or the Surviving Corporation, as the case may be, to the applicable Governmental Authority and (ii) shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made by Acquiror or the Surviving Corporation, as the case may be.
2.7    Conversion of Merger Sub Capital Stock. Each share of capital stock of Merger Sub issued and outstanding immediately before the Effective Time shall, by virtue of the Merger and without any action on the part of any Buyer Party or any other Person, be automatically cancelled, extinguished and no longer outstanding and automatically converted into one share of common stock of the Surviving Corporation. From and after the Effective Time, any certificate of Merger Sub evidencing ownership of any such share of capital stock shall automatically be deemed to evidence ownership of the issued and outstanding shares of the Surviving Corporation.
2.8    Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, the shares of Company Capital Stock that are issued and outstanding immediately before the Effective Time and that are held by the stockholders of the Company who did not deliver a Stockholder Written Consent in connection with the Merger and who comply with all of the relevant provisions of Section 262 of the DGCL (the “Dissenting Shares”), shall not be converted into or represent the right to receive the Merger Consideration unless and until such stockholders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the DGCL; and any such stockholder shall have only such rights in respect of the Dissenting Shares owned by them as are provided by Section 262 of the DGCL. If any such stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, each of such stockholder’s Dissenting Shares shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive the Merger Consideration without any interest thereon, pursuant to the terms of Section 2.6. Before the Effective Time, the Company shall not, except with the prior written consent of Acquiror, voluntarily make any payment with respect to, or settle or offer to settle, any claim made by any stockholders of the Company with respect to Dissenting Shares.

2.1    Exchange of Shares.
(a)    Prior to the Effective Time, Acquiror shall enter into a paying agent agreement in form and substance reasonably acceptable to the Company with a paying agent reasonably acceptable to the Company (the “Paying Agent”) to act as the paying agent in the Merger.
(b)    At or prior to the Effective Time, Acquiror shall deposit, or shall cause to be deposited by Merger Sub, with the Paying Agent, for the benefit of the Holders, for exchange in accordance with this ARTICLE II, cash in an amount sufficient to allow the Paying Agent to pay the aggregate Merger Consideration that is payable in respect of all of the Shares represented by Certificates, other than Dissenting Shares or Shares to be canceled or extinguished pursuant to the last sentence of Section 2.6(a) (such cash being hereinafter referred to as the “Payment Fund”). As promptly as practicable following the Closing, but in no event later than ten (10) calendar days thereafter, Acquiror shall cause the Paying Agent to mail to each Holder (i) instructions for use in effecting the surrender of all Certificates in exchange for the Merger Consideration in respect of each Share represented by such Certificates pursuant to Section 2.6 and (ii) a letter of transmittal in the form attached hereto as Exhibit E (the “Letter of Transmittal”), which Letter of Transmittal shall specify that delivery shall be effected, and risk of loss of title to the Certificates shall pass, only upon proper delivery or transfer, as applicable, of the Certificates to the Paying Agent (duly endorsed in blank for transfer with the signature guaranteed).
(c)    As promptly as practicable (but in any event no later than three (3) Business Days) after the Paying Agent’s receipt of a Certificate (or Affidavit of Loss and Indemnity Agreement in lieu thereof in accordance with Section 2.9(f)), together with a duly executed Letter of Transmittal and such other customary documents that the Paying Agent may reasonably require (or receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably require) in the case of book-entry shares (collectively, “Holder Documents”), the Paying Agent shall pay to the Holder of such Certificate the Merger Consideration to be paid in respect of the Shares represented by such Certificate pursuant to the terms of Section 2.6. All surrendered Certificates shall be cancelled upon their delivery to the Paying Agent.
(d)    The Paying Agent shall invest any cash included in the Payment Fund as directed by Acquiror, provided that no such investment or losses thereon shall affect the amount of Merger Consideration payable to the Holders. Except as otherwise provided in this Agreement, no interest shall be paid or accrued on the amounts payable upon the surrender of the Certificates. Following the Effective Time, until surrendered in accordance with the provisions of this Section 2.9, each Certificate shall represent for all purposes, only the right to receive the Merger Consideration in respect of each Share represented by such Certificate, pursuant to the terms of this Agreement.
(e)    If payment of cash in respect of a surrendered Certificate is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer (in the case of a book-entry share, such Certificate shall be properly transferred) and that the Person requesting such payment shall have paid to the Paying Agent any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the Certificate surrendered or shall have established to the reasonable satisfaction of the Paying Agent, if any, that such Tax either has been paid or is not payable.
(f)    In the event any Certificates representing Shares issued and outstanding immediately before the Effective Time shall have been lost, stolen or destroyed, Acquiror shall make such payment in accordance with Section 2.6 in exchange for such lost, stolen or destroyed Certificates upon the Holder thereof delivering to the Paying Agent a duly executed affidavit of loss and indemnity agreement (in a form reasonably acceptable to Acquiror) stating that such Holder claims such Certificate to be lost, stolen or destroyed (“Affidavit of Loss and Indemnity Agreement”) and the posting by such Holder of a bond in such amount as Acquiror may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate.
(g)    The Merger Consideration made available to the Paying Agent in respect of any Dissenting Shares shall be returned to Acquiror, upon demand. Any portion of the Payment Fund that remains unclaimed by Holders one (1) year after the Effective Time shall be paid to the Surviving Corporation. Any former stockholders of the Company who have not theretofore exchanged their Certificates pursuant to, and in accordance with, this ARTICLE II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration, in each case, without any interest thereon. Notwithstanding the foregoing, none of Acquiror, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any former holder of shares of Company Capital Stock for any amount delivered in good faith to a public official pursuant to applicable Escheat Laws.
2.2    No Further Transfer of Shares. After the Effective Time, there shall be no transfers of Shares that were issued and outstanding immediately before the Effective Time on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for cash as provided in this ARTICLE II. At the close of business on the day of the Effective Time, the stock ledger of the Company shall be closed.
ARTICLE III
CLOSING
3.1    The Closing
(a)    Location; Date. The consummation of the Transactions (the “Closing”) shall occur as promptly as practicable (but in no event later than the third Business Day) after all of the conditions set forth in this Sections 3.2, 3.3 and 3.4 (other than conditions that by their terms are required to be satisfied at the Closing, but subject to the satisfaction of such conditions) shall have been satisfied or, if permissible, waived by the party entitled to the benefit of the same and, subject to the foregoing, shall take place at such time and on a date to be specified by the parties (the “Closing Date”); provided that, for the avoidance of doubt, in no event shall the Closing take place prior to the Written Consent Effective Time. The Closing shall take place at the offices of McGuireWoods LLP, located at 201 N. Tryon Street, Suite 3000, Charlotte, NC 28202, or at such other place as agreed to by the parties. Any party may participate in the Closing by electronic delivery of documents and/or funds.

(b)    Company Deliverables. At the Closing, the Company shall deliver:
(i)    a certificate of the Secretary of the Company in form and substance reasonably acceptable to Acquiror, certifying as to (A) the authorization by the Company Board of the execution, delivery and performance by the Company of each of the Transaction Documents to which the Company is a party and the consummation by the Company of the Transactions; (B) the names and the signatures of the Company’s officers authorized to sign the Transaction Documents to which the Company is a party; and (C) the Company’s Charter Documents, each as in effect immediately before the Effective Time;
(ii)    a certificate of the Company, in form and substance reasonably acceptable to Acquiror, to the effect that the Company is not a “U.S. real property holding corporation” for purposes of Section 897 and 1445 of the Code; and
(iii)    the Certificate of Merger, duly executed by the Company;
(c)    Acquiror Deliverable. At the Closing, Acquiror shall, unless the Company waives the delivery thereof, deliver a certificate of the Secretary of Acquiror in form and substance reasonably acceptable to the Company, certifying as to (A) the authorization of the board of directors of Acquiror of the execution, delivery and performance by the Buyer Parties of each of the Transaction Documents to which any of them is a party and the consummation by the Buyer Parties of the Transactions and (B) the names and the signatures of the Buyer Parties’ respective officers authorized to sign the Transactions Documents to which such Buyer Party is a party.
3.2    Conditions to the Obligations of Each Party. The obligations of the Company, Merger Sub and Acquiror to effect the Merger and the other Transactions to be accomplished at the Closing are subject to the fulfillment of the following conditions:
(a)    Illegality. No Law or Court Order shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of the Transactions.
(b)    HSR Act. The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.
3.3    Conditions to the Obligations of the Buyer Parties. The obligations of the Buyer Parties to effect the Merger and the other Transactions to be accomplished at the Closing are subject to fulfillment of the following conditions:
(a)    Representations and Warranties. All of the representations and warranties of the Company contained in this Agreement shall have been true, correct and complete in all respects when made on the date of this Agreement and shall be true, correct and complete in all respects as of the Closing Date as though made on the Closing Date (in each case except for representations and warranties that speak of a specific date, which need only be true, correct and complete in all respects as of such date), in each case without giving effect to any limitation indicated by the words “Material Adverse Effect”, “in all material respects”, “material” or “materially” and except where the failure of such representations and warranties to be so true, correct and complete would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
(b)    Compliance. The Company must have performed and complied in all material respects with (or must have cured any nonperformance and noncompliance of) all covenants, agreements and conditions required by this Agreement to be performed or complied with by the Company before or as of the Effective Time.
(c)    Closing NWC/Cash Certificate.  The Company shall deliver a certificate of the Chief Financial Officer, solely in his capacity as Chief Financial Officer of the Company and not in his personal capacity, certifying as to a good faith estimate of the total amount of the Closing NWC/Cash being not less than $60,000,000.
(d)    Material Adverse Effect. No Material Adverse Effect shall have occurred since the date of this Agreement.
(e)    Company Officer’s Certificate. A certificate of an officer of the Company, certifying as to the satisfaction of the conditions set forth in Sections 3.3(a) and 3.3(b).
(f)    Certificate of Merger. The Company shall deliver the Certificate of Merger, duly executed by the Company.
3.4    Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger and the other Transactions to be accomplished at the Closing are subject to fulfillment of the following conditions:
(a)    Representations and Warranties. All of the representations and warranties of the Buyer Parties contained in this Agreement shall be true, correct and complete in all respects as of the Closing Date as though made on the Closing Date (in each case except for representations and warranties that speak of a specific date, which need only be true, correct and complete in all respects as of such date), in each case without giving effect to any limitation indicated by the words “Acquiror Material Adverse Effect”, “in all material respects”, “material” or “materially” and except where the failure of such representations and warranties to be so true, correct and complete would not reasonably be expected to have, either individually or in the aggregate, an Acquiror Material Adverse Effect.
(b)    Compliance. Acquiror must have performed and complied in all material respects with (or must have cured any nonperformance and noncompliance of) all covenants, agreements and conditions required by this Agreement to be performed or complied with by Acquiror before or as of the Effective Time
(c)    Acquiror Officer’s Certificate. A certificate of an officer of Acquiror certifying as to the satisfaction of the conditions set forth in Sections 3.4(a) and 3.4(b).
3.5    Actions at Closing. The Company and the Merger Sub shall file with the Delaware Secretary of State a duly executed and verified Certificate of Merger, as required by the DGCL,

and the parties shall take all such other and further actions as may be required by Law to make the Merger effective upon the terms and subject to the conditions hereof.
3.6    Termination. This Agreement may be terminated at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):
(a)    by mutual written consent of Acquiror and the Company;
(b)    by either Acquiror or the Company, if the Closing shall not have occurred on or before 5:00 p.m. (New York City time) on July 22, 2018 (the “End Date”); provided, that no party shall be entitled to terminate this Agreement pursuant to this Section 3.6(b) if such party’s breach in any material respect of any representation, warranty, covenant or agreement set forth in this Agreement has been a primary cause of or resulted in the failure of the Closing to occur on or before such time;
(c)    [Intentionally omitted];
(d)    by either Acquiror or the Company, if any Governmental Authority of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Transactions, provided, that the party seeking to terminate this Agreement pursuant to this Section 3.6(d) shall have complied with its obligations under Section 6.7 in all material respects; provided, further, that the right to terminate this Agreement shall not be available to any party if such party’s breach in any material respect of any representation, warranty, covenant or agreement set forth in this Agreement has been a primary cause of or resulted in such final and nonappealable order, injunction or decree;
(e)    by the Company, if Acquiror or Merger Sub has breached or is in breach of any representation, warranty, covenant or agreement on the part of Acquiror or Merger Sub contained in this Agreement, which breach, individually or together with all such other then-uncured breaches by Acquiror or Merger Sub, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Sections 3.4(a) or 3.4(b), and which is not cured within 20 days following written notice to Acquiror or by its nature or timing cannot be cured within such time period or prior to the End Date, whichever is earlier;
(f)    by Acquiror, if the Company has breached or is in breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement, which breach, individually or together with all such other then-uncured breaches by the Company, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Sections 3.3(a) or 3.3(b), and which is not cured within 20 days following written notice to the Company or by its nature or timing cannot be cured within such time period or prior to the End Date, whichever is earlier;
(g)    by the Company, if prior to the Written Consent Effective Time, the Company Board authorizes a Target Company to enter into an Alternative Agreement in respect of a Superior Proposal so long as (x) such Target Company enters into such Alternative Agreement substantially concurrently with such termination and (y) such Superior Proposal did not result from a breach of Section 6.9 by the Company; or
(h)    by Acquiror, prior to the Written Consent Effective Time, if a breach of any of the covenants or agreements set forth in Section 6.9(a) has occurred as a direct result of the actions of any of (i) the directors, chief executive officer, chief financial officer or general counsel of the Company or (ii) the individuals listed on Schedule 3.6(h).
The termination of this Agreement by either the Company or Acquiror shall be effectuated by the delivery by such party to the other party of a written notice of such termination, specifying the provision or provisions hereof pursuant to which such termination is effected.
3.7    Effect of Termination. In the event that this Agreement shall be terminated pursuant to Section 3.6, all obligations of the parties under this Agreement shall terminate and there shall be no Liability of any party to any other party except (a) as set forth in this Section 3.7, Section 3.8 and ARTICLE VII, (b) that nothing herein shall relieve any party from Liability for any breach of this Agreement and (c) for each party’s confidentiality obligations hereunder and under the Confidentiality Agreement.
3.8    Termination Fee.
(a)    If this Agreement is terminated by Acquiror pursuant to Section 3.6(h) or by the Company pursuant to Section 3.6(g), then the Company shall pay to Acquiror (by wire transfer of immediately available funds), within two Business Days after such termination, a fee in an amount equal to the Termination Fee.
(b)    If (i) this Agreement is terminated (A) by Acquiror pursuant to Section 3.6(f) in respect of a Willful Breach, or (B) by the Company pursuant to Section 3.6(b) (but only if at such time Acquiror would have been entitled to terminate this Agreement pursuant to Section 3.6(b) or Section 3.6(f) (in respect of a Willful Breach)), (ii) prior to such termination, an Acquisition Proposal shall have been publicly disclosed or otherwise made or communicated to the Company or the Company Board, and not withdrawn and (iii) within 12 months following the date of such termination of this Agreement, either (A) the Company shall have entered into a definitive agreement with respect to such Acquisition Proposal or (B) such Acquisition Proposal shall have been consummated, then in any such event the Company shall pay to Acquiror (by wire transfer of immediately available funds), within two Business Days following the earlier to occur of the consummation of such Acquisition Proposal or the execution of such definitive agreement, the Termination Fee (it being understood that for purposes of this Section 3.8(b)(iii), (x) all references in the definition of Acquisition Transaction to 15% shall be deemed instead to be references to “more than 50%” and (y) the reference in the definition of Acquisition Proposal to “inquiry” shall be deemed removed. If after the date hereof a Person (other than a Buyer Party) makes an Acquisition Proposal that has been publicly disclosed or otherwise made or communicated to the Company or the Company Board and subsequently withdrawn prior to the termination of this Agreement, and within 12 months following the date of the termination of this Agreement, such Person or any of its controlled Affiliates makes an Acquisition Proposal that is publicly disclosed or otherwise made or communicated to the Company or the Company Board, such initial Acquisition Proposal shall be deemed to have been “not withdrawn” for purposes of this Section 3.8(b).
(c)    The parties agree and understand that in no event shall the Company be required to pay the Termination Fee on more than one occasion and in no event shall the Company be required to pay more than one Termination Fee. In the event that Acquiror shall be entitled to receive and receives full payment of the Termination Fee from or on behalf of the Company pursuant to this Section 3.8(c), the receipt of the Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Buyer Parties and any of their respective Affiliates as a result of the actions of the Company or its Affiliates in connection with this Agreement (and the termination hereof) or any matter forming the basis for such termination, and shall be the sole remedy of the Buyer Parties and their respective Affiliates.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company hereby represents and warrants to the Buyer Parties as follows:
4.1    Organization and Standing. Each Target Company is duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization, has full power and authority to carry on the Business as it has been and is now being conducted and to own, lease and operate the Assets. Each Target Company is duly qualified to do business and is in good standing in every jurisdiction in which the Business or the character of the Assets requires such qualification, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to constitute, individually or in the aggregate, a Material Adverse Effect. Except as set forth on Schedule 4.1 of the Company’s disclosure schedules delivered pursuant to this Agreement and incorporated herein by this reference (the “Disclosure Schedules”), no Target Company has any Subsidiaries or has any stock or other equity or ownership interest (whether controlling or not) in any corporation, association, partnership, joint venture, trust or other legal entity.
4.2    Capitalization and Ownership. The Company’s authorized and outstanding Equity Securities (the “Shares”) and its Subsidiaries’ authorized and outstanding equity securities (the “Subsidiary Shares”) are as set forth on Schedule 4.2 of the Disclosure Schedules, and the Subsidiary Shares are owned of record by the stockholders set forth on Schedule 4.2 of the Disclosure Schedules in the respective amounts set forth thereon. The Company’s Subsidiaries are set forth on Schedule 4.2 of the Disclosure Schedules. All of the Shares and the Subsidiary Shares have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of the terms of any Contract binding upon any Target Company and were issued in compliance with all applicable Charter Documents of each Target Company and all applicable securities or “blue sky” Laws. No Equity Securities or equity securities of the Subsidiaries, other than the Shares and the Subsidiary Shares, are issued or outstanding. There are no preemptive rights with respect to the issuance of the Shares or the Subsidiary Shares. Each Target Company has complied with all preemptive rights associated with the Shares and the Subsidiary Shares. Except as set forth on Section 4.2 of the Disclosure Schedules, there are: (a) no existing Contracts, stock appreciation rights, subscriptions, options, warrants, calls, commitments or rights of any character (including under any shareholder rights plan or similar antitakeover agreement or plan) to purchase or otherwise acquire from any Target Company stockholder or a Target Company at any time, or upon the happening of any stated event, any capital stock or other securities of any Target Company, whether or not presently issued or outstanding; (b) no outstanding securities of any Target Company that are convertible into or exchangeable for capital stock or other securities of any Target Company; and (c) no Contracts, stock appreciation rights, subscriptions, options, warrants, calls, phantom units, restricted stock or other equity-based awards, commitments or rights of any character to purchase or otherwise acquire from any Target Company any such convertible or exchangeable securities.
4.3    Authority and Binding Effect. The Company has the full power and authority to execute and deliver the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions and has taken all actions necessary to secure all corporate approvals required in connection therewith. This Agreement constitutes, and the other Transaction Documents to which the Company is a party will constitute, legal, valid and binding obligations of the Company, enforceable against it in accordance with their respective terms, except to the extent that their enforceability may be subject to the Enforceability Exceptions. The Company Board has duly adopted and approved resolutions to the effect that: (a) this Agreement and the Transactions, including the Merger, are fair to, and in the best interests of, the Company and the Company’s stockholders, (b) the Company Board has approved and declared advisable this Agreement and the consummation of the Transactions, including the Merger, upon the terms and subject to the conditions set forth herein, and (c) the Company Board has directed that this Agreement be submitted to the Company’s stockholders for adoption thereby.
4.4    Validity of the Transactions. Neither the execution and delivery of this Agreement by the Company nor the consummation of the Transactions will (a) contravene the Charter Documents of any Target Company, (b) result in the imposition of any Liens on the Assets of any Target Company, (c) contravene or violate any Law or Court Order that is applicable to any Target Company, (d) result in a Default under, or require the consent or approval of any party to, any Contract relating to the Business or the Assets or to or by which any Target Company is a party or is otherwise bound or affected, or (e) require any Target Company to notify or obtain any Permit from any Governmental Authority, except for: (i) the filing of a pre-merger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), and the expiration or termination of the applicable waiting period thereunder; (ii) the filing of the Certificate of Merger with the Delaware Secretary of State; or (iii) those consents as specified on Schedule 4.4 of the Disclosure Schedules (the “Consents”), with such exceptions, in the case of each of clauses (b), (c), (d) and (e), as would not reasonably be expected, individually or in the aggregate, to be material to the Company (together with its Subsidiaries), taken as a whole.
4.5    Financial Statements; Books of Account; Indebtedness.
(a)    The Company has delivered to Acquiror before the date hereof, the audited, consolidated balance sheet of the Target Companies (the “Audited Balance Sheet”) as of December 31, 2017 (the “Balance Sheet Date”) and the related statement of income and cash flows for the 12-month period then ended (together with the Audited Balance Sheet, the “Company Financial

Statements”). Except as described on Schedule 4.5(a) of the Disclosure Schedules, the Company Financial Statements were prepared in accordance with GAAP, consistently applied (except, as indicated in such statements or in the notes thereto) and fairly present in all material respects the financial position and results of operations of the Company (together with its Subsidiaries), taken as a whole, at the dates and for the periods covered.
(b)    The Company Financial Statements were prepared from the books and records of the Target Companies. The Target Companies maintain a system of proper and adequate internal accounting controls sufficient to provide assurance that (x) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company in conformity with GAAP and to maintain accountability for the Assets and (y) Accounts Receivable and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.
4.6    Taxes.
(a)    All income and other material Tax Returns required to have been filed by or with respect to each Target Company have been duly and timely filed, and each such Tax Return was correct and complete in all respects and was prepared in compliance with all applicable Law. All Taxes material to the Company (together with its Subsidiaries), taken as a whole, owed by each Target Company (whether or not shown on any Tax Return) have been timely paid. Each Target Company has adequately provided for, in its books of account and related records, the material amount of any unpaid Taxes not yet due and payable.
(b)    There is no action, audit, dispute or claim now proposed or pending against, or, to the Knowledge of the Company, threatened with respect to any Target Company in respect of any Taxes material to the Company (together with its Subsidiaries), taken as a whole. No Target Company is currently the beneficiary of any extension of time within which to file any Tax Return. No Target Company has waived any statute of limitations in respect of Taxes or has agreed to any extension of time with respect to a Tax assessment or deficiency. No claim has ever been made by a Governmental Authority in a jurisdiction where a Target Company does not file Tax Returns that it is or may be subject to material taxation by that jurisdiction or that it must file Tax Returns, nor is there any basis for such a claim. No Target Company has ever had employees or agents, maintained an office or otherwise contracted business, or maintained a permanent establishment in any country outside of the U.S. or Canada. There are no Liens on any of the stock or Assets of any Target Company with respect to Taxes, other than Permitted Liens.
(c)    Except as would not be reasonably expected to be material to the Company (together with its Subsidiaries), taken as a whole, each Target Company has withheld and timely paid all Taxes required to have been withheld and paid and has complied with all information reporting and Tax withholding requirements (including maintenance of required records with respect thereto), including all Tax withholdings due in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.
(d)    The Company has delivered to Acquiror correct and complete copies of all Tax Returns for taxable periods ended on or after December 31, 2012.

(e)    No Target Company has been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(f)    No Target Company has been the “distributing corporation” or “controlled corporation” with respect to a transaction described in Section 355 of the Code. No Target Company has received (or is subject to) any ruling from any taxing authority or has entered into (or is subject to) any agreement with a taxing authority.
(g)    No Target Company is a party to any Tax allocation or sharing agreement. No Target Company has any Liability for the Taxes of any Person (i) as a transferee or successor, (ii) by Contract or (iii) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law) other than with respect to a group in which a Target Company is or was the parent of the group. No Target Company has ever been a member of any affiliated, combined, consolidated, unitary or similar group (other than a group in which a Target Company is or was the parent of the group). No Target Company is a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income Tax purposes.
(h)    No Target Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) installment sale or open transaction disposition made on or before the Closing Date, (ii) prepaid amount received on or before the Closing Date, (iii) closing agreement under Section 7121 of the Code or any corresponding state, local or foreign provision of Law, (iv) excess loss account or deferred intercompany transactions pursuant to the Treasury Regulations promulgated under Section 1502 of the Code, (v) change in method of accounting for a taxable period ending on or before the Closing Date or (vi) transfer of intangible property under Section 482 of the Code.
(i)    No Target Company has entered into any transaction that is either a “tax shelter,” “listed transaction” or “reportable transaction” as defined in Sections 6662, 6662A, 6011, 6111 or 6707A of the Code or the Treasury Regulations promulgated thereunder, including transactions identified by the IRS by notice, regulation or other form of published guidance as set forth in Regulation Section 1.6011-4(b)(2).
(j)    None of the Target Companies has been the U.S. transferor, the transferee foreign corporation or the transferred corporation with respect to any unexpired “gain recognition agreement” within the meaning of Sections 1.367(a)-3 and 1.367(a)-8T of the Treasury Regulations.
4.7    Undisclosed Liabilities. Except as would not reasonably be expected, either individually or in the aggregate, to be material to the Company (together with its Subsidiaries), taken as a whole, other than as set forth on Schedule 4.7 of the Disclosure Schedules, no Target Company has any Liabilities of the type required to be disclosed on the consolidated balance sheet of the Company or the notes thereto in accordance with GAAP, except for:
(a)    those Liabilities appropriately set forth or reserved for in accordance with GAAP on the Audited Balance Sheet;

(b)    those Liabilities incurred in the ordinary course of business since the Balance Sheet Date; and
(c)    pursuant to executory obligations under Contracts entered into in the ordinary course of business (but not Liabilities for Defaults under any such Contracts).
4.8    Title to Assets; All Tangible Assets. Except as would not reasonably be expected, either individually or in the aggregate, to be material to the Company (together with its Subsidiaries, taken as a whole, the Target Companies have good and marketable title to, or in the case of leased Assets, valid and subsisting leasehold interests in, all of their respective material Assets, including the assets and properties set forth on the Audited Balance Sheet (except for such as may have been disposed of in the ordinary course of business since the Balance Sheet Date), free and clear of all Liens, except Permitted Liens. No Person other than the Company owns any vehicles, equipment or other tangible assets or properties situated on any Target Company’s premises or that are necessary to the operation of the Business, except for leased Assets and items of immaterial value.
4.9    Condition of Assets. Except as would not reasonably be expected, either individually or in the aggregate, to be material to the Company (together with its Subsidiaries), taken as a whole, the Target Companies’ equipment and all other tangible Assets are in good operating condition and repair, subject to ordinary wear and tear, are usable in the ordinary course of business and conform to all applicable Laws relating to their use and operation as such Assets are currently used in the conduct of the Business.
4.10    Real Property.
(a)    Schedule 4.10(a) of the Disclosure Schedules sets forth a true and complete list of each parcel of real property owned by any Target Company (together with all improvements thereon and appurtenances thereto, the “Owned Real Property” and collectively, the “Owned Real Properties”). The applicable Target Company has good and valid fee simple title to all Owned Real Property, free and clear of all Liens other than Permitted Liens.
(b)    Schedule 4.10(b) of the Disclosure Schedules sets forth a true and complete list of each lease, sublease or other occupancy agreement (each, a “Lease”) under which any Target Company leases, subleases or otherwise occupies any real property owned by a third Person (the “Leased Real Property”), specifying in each case the parties thereto and the location of the Leased Real Property covered thereby. The Owned Real Property and the Leased Real Property comprise all of the real property used in the conduct of the Business.
(c)    (i) The applicable Target Company has a valid leasehold interest in each parcel of Leased Real Property, (ii) each Lease is in full force and effect, (iii) all rent and other material sums and charges payable thereunder are current and (iv) none of the Target Companies is in Default under any Lease, and to the Knowledge of the Company, no other party thereto is in Default under any Lease. Each Lease is a valid and binding obligation of the other party or parties thereto, enforceable against such party or parties in accordance with its terms, except that such enforcement may be subject to the Enforceability Exceptions.

(d)    No Target Company has received written notice since January 1, 2015 that (and since January 1, 2018, to the Knowledge of the Company, the Company has not received any written or oral notice that) the uses and operations of the Real Property by the Target Companies do not comply in all material respects with all applicable Laws, covenants, conditions, restrictions, easements, disposition agreements and similar matters affecting the Real Property.
(e)    No material portion of the Real Properties are subject to any pending condemnation or eminent domain Litigation by any Person, including without limitation, a Governmental Authority and, to the Knowledge of the Company, there is no threatened condemnation, eminent domain, or other Litigation with respect thereto.
(f)    No Person other than the applicable Target Company is in possession of any portion of the Real Property. No Contract exists granting any Person (other than a Target Company) the right to use or occupy any portion of the Real Property.
(g)    To the Knowledge of the Company, all structures and structural, mechanical and other physical systems that constitute part of the Real Property are free of material defects and in good operating condition and repair, ordinary wear and tear excepted. To the Knowledge of the Company, no maintenance or repair to the Real Property or any such structural, mechanical or other physical system has been unreasonably deferred.
(h)    To the Knowledge of the Company, all utilities required by any applicable Law or by use and operation of the Real Property in the conduct of the Business as presently conducted are operable and are adequate to service the Real Property in the operation of the Business as presently conducted.
(i)    No Target Company has received written notice since January 1, 2015 of (and since January 1, 2018, to the Knowledge of the Company, the Company has not received any written or oral notice of) a condition existing that would reasonably be expected to result in the termination or reduction of the current access from the Real Property to existing roads, water, sewer or other utility services presently serving the Real Property. To the Knowledge of the Company, none of the Target Companies’ equipment located at the Real Property or the operation or maintenance thereof, or the conduct of the Business, violates in any material respect any restrictive covenant or encroaches in any material respect on any property owned by a third Person or any easement, right of way or other restriction affecting the Real Property. To the Knowledge of the Company, the Real Property and its continued use, occupancy and operation as used, occupied and operated in the conduct of the Business as presently conducted does not constitute a nonconforming use and is not the subject of a special use license under any applicable Law, except as would not reasonably be expected to be materially adverse to the Business, Assets, operations or condition of the Company (together with its Subsidiaries), taken as a whole.
4.11    Intellectual Property.
(a)    For all purposes of this Agreement, the following terms shall have the following respective meanings:

(i)    “Company Intellectual Property” means all Intellectual Property Rights, including without limitation the Company Registered Intellectual Property Rights and all Proprietary Software, developed by or for, owned by (in part or in whole), or otherwise used by any of the Target Companies, including without limitation third-party Software.
(ii)    “Company Registered Intellectual Property Rights” means all Registered Intellectual Property Rights owned by, filed in the name of or applied for by the Target Companies (in part or in whole).
(iii)    “Intellectual Property Rights” means any and all of the following and all rights therein, arising therefrom, or associated therewith: (A) all U.S. and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, improvements thereto, and equivalent or similar rights anywhere in the world in inventions and discoveries, including invention disclosures (collectively, “Patents”); (B) all trade secrets, data and other rights in know-how and confidential or proprietary information, and all improvements thereto (collectively, “Trade Secrets”); (C) all copyrights and copyrightable works, registered and unregistered, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world, and any renewals, modifications and extensions thereof and all derivative works related thereto (collectively, “Copyrights”); (D) all industrial designs and any registrations and applications therefor throughout the world; (E) all rights in any words, names, symbols or devices or any combinations thereof, or any other source of indicia, in each case adopted and used by the Target Companies and/or its licensees throughout the world to identify the source of its goods and services and distinguish them from those manufactured or sold by others, and all goodwill associated therewith, including all U.S. and foreign trademark and service mark registrations and applications therefor (including intent-to-use applications); all brand names, trade names and trade dress; all rights in social media handles, World Wide Web addresses and domain names and applications and registrations therefor; and any renewals, modifications and extensions thereof (collectively, “Trademarks”); (F) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world; (G) all Software (other than “off the shelf” licenses of Software); and (H) all Technology.
(iv)    “Registered Intellectual Property Rights” means all U.S., international and foreign Patents, registered and applied for Trademarks, registered and applied for Copyrights and any other Technology that is the subject of an application, certificate, filing, registration or other document related to the registration of or application for registration of an Intellectual Property Right and issued by, filed with or recorded by any Governmental Authority.
(v)    “Technology” means any or all of the following: (A) works of authorship including computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, net lists, records, data and mask works; (B) inventions (whether or not patentable), improvements, tools, methods, processes and technology; (C) confidential or proprietary information, including technical data, tools, methods and processes; (D) databases, data compilations, data collections and technical data; (E) logos, trade names, trade dress, Trademarks, World Wide Web addresses and domain names; (F) all know-how, Trade Secrets and other confidential or proprietary information, including methodologies, processes, customer lists, supplier lists, products plans, service plans and rights in research and development; and (G) all instantiations of the foregoing in any form and embodied in any media.
(b)    Schedule 4.11(b) of the Disclosure Schedules sets forth a complete list of all (i) Company Registered Intellectual Property Rights and specifies the jurisdictions in which each such Company Registered Intellectual Property Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners, and (ii) all material Trademarks and Software owned by any of the Target Companies but not formally protected by way of any application or registration. Schedule 4.11(b) of the Disclosure Schedules also lists any Litigation initiated by a third party and before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property Rights or Company Intellectual Property other than Litigation in the ordinary course of prosecution. Except as set forth on Schedule 4.11(b) of the Disclosure Schedules, the Target Companies own all Company Intellectual Property the Target Companies purport to own. Schedule 4.11(b) of the Disclosure Schedules sets forth all of the material Company Intellectual Property Rights owned by the Target Companies.
(c)    Each item of Company Registered Intellectual Property Rights is subsisting, and all necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property Rights have been paid, and all necessary documents and certificates in connection with such Company Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in U.S. or non-U.S. jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property Rights in the jurisdictions set forth on Schedule 4.11(b) of the Disclosure Schedules. No Target Company has claimed a particular status, including “Small Business Status,” in the application for any Company Registered Intellectual Property Rights, which claim of status was not at the time made, or which has since become, inaccurate or false.
(d)    To the Knowledge of the Company, there is no information, material, fact or circumstance, including any information or fact that would constitute prior art or misappropriation, that would render any of the Company Registered Intellectual Property Rights or any of the Company Intellectual Property invalid or unenforceable, or would adversely affect any pending application for any Company Registered Intellectual Property Right and the Company has not misrepresented, or failed to disclose, and to the Knowledge of the Company, there is no misrepresentation or failure to disclose, any fact or circumstance in any application for any Company Registered Intellectual Property Right that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Company Registered Intellectual Property Right.
(e)    Each item of Company Intellectual Property owned by any of the Target Companies is owned free and clear of any Liens, except Permitted Liens and non-exclusive licenses granted in the ordinary course of business. Otherwise, to the Knowledge of the Company, the Target Companies are the authorized licensee of all remaining Company Intellectual Property. None of the Target Companies are contractually obligated to pay any compensation (other than licensing fees and royalties set forth in the applicable license agreement and referenced on Schedule 4.11(e) of the Disclosure Schedules (except licenses for commercially available off-the-shelf Software licensed for less than $15,000 (based on the fees paid for any such Software in fiscal year 2017))) to any third party for the use thereof or the material covered thereby (such agreements, the “IP Agreements”). To the Knowledge of the Company, Schedule 4.11(e) of the Disclosure Schedules sets forth a complete and accurate list of, and the Company has made available to Acquiror true and complete copies of, all IP Agreements pursuant to which a third party has licensed any of the Company Intellectual Property to the Target Companies and includes the date thereof and identity of all parties thereto (except licenses for commercially available off-the-shelf Software sold for less than $15,000 (based on the fees paid for any such Software in the fiscal year ended 2017)). No Person who has licensed to the Target Companies any Intellectual Property Rights that are included in the Company Intellectual Property has ownership rights or license rights to improvements made by any Target Company in such Intellectual Property Rights (except licenses for commercially available off-the-shelf Software sold for less than $15,000 (based on the fees paid for any such Software in the fiscal year ended December 31, 2017)). None of the Company Intellectual Property owned by the Target Companies has any software embedded therein whose ownership has been retained by a third party except open source software.
(f)    To the Knowledge of the Company, all material Company Intellectual Property written or created as of the date hereof and owned by the Target Companies was written and created solely by either (i) employees of the Target Companies acting within the scope of their employment or (ii) third parties who have either validly and irrevocably assigned all of their rights, including Intellectual Property Rights therein, to the Target Companies (or in the case where any such Intellectual Property Rights are not owned by any of the Target Companies, granted to the Target Companies a valid license permitting the continued usage of such rights).
(g)    The Target Companies have taken commercially reasonable steps to protect their rights in the Company Intellectual Property owned or used by the Target Companies, including without limitation the confidential information and Trade Secrets that they wish to protect or any Trade Secrets or confidential information of third parties provided to them.
(h)    The Target Companies have not transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any material Company Intellectual Property owned by the Target Companies, to any third party.
(i)    To the Knowledge of the Company, the Company Intellectual Property constitutes all the Intellectual Property Rights used in and/or necessary to the conduct of the Business.
(j)    To the Knowledge of the Company, since July 1, 2015, there have been no acts or omissions by the Target Companies’ officers, directors, employees, contractors or licensees that have had, or would reasonably be expected to have, a Material Adverse Effect Event on the ability of the Target Companies to apply for or enforce legal protection for the Company Intellectual Property owned by the Target Companies. Since July 1, 2015, the Target Companies have not permitted the rights of the Target Companies in the Company Intellectual Property owned by the

Target Companies to lapse or enter the public domain, and to the Knowledge of the Company, there is no third party that has permitted any such rights from lapsing or entering the public domain.
(k)    Since January 1, 2015, except as set forth on Schedule 4.11(k) of the Disclosure Schedules, no Target Company has been sued or charged as a defendant in any Litigation that involves a claim of infringement of any Intellectual Property Rights of any third party. To the Knowledge of the Company, the operation of the Business up to and as of the Closing does not infringe or misappropriate any Intellectual Property Right of any third party, violate any right of any third party (including any right to privacy or publicity) or constitute unfair competition or trade practices under the Laws of any U.S. state or federal or any foreign jurisdiction, and, since January 1, 2015, except as set forth on Schedule 4.11(k) of the Disclosure Schedules, no Target Company has received written notice from any third party claiming that any Target Company or Company Intellectual Property or service (including Technology or services currently under development) infringes or misappropriates or otherwise violated any Intellectual Property Right of any third party or constitutes unfair competition or trade practices under the Laws of any jurisdiction (nor, to the Knowledge of the Company, is there any basis therefor).
(l)    To the Knowledge of the Company, no Person is infringing or misappropriating any Company Intellectual Property.
(m)    No Company Intellectual Property owned by any of the Target Companies (or to the Knowledge of the Company, used by the Target Companies) is subject to any Litigation or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by any of the Target Companies or may affect the validity, use or enforceability of such Company Intellectual Property.
(n)    Each Target Company is, and has been at all times since July 1, 2015, in compliance in all material respects with all relevant requirements of any applicable data protection and data privacy Law and Order and applicable privacy policies, including without limitation compliance with such Target Company’s own data protection and privacy policies. Since July 1, 2015 except as set forth on Schedule 4.11(n) of the Disclosure Schedules, no Target Company has received any written notification from a Governmental Authority regarding non-compliance or violation of any data protection or data privacy Law. Since January 1, 2015, except as set forth on Schedule 4.11(n) of the Disclosure Schedules, no Person has provided written notice to Target Company claiming that such Person is due compensation from a Target Company for the loss or unauthorized disclosure or transfer of personal data, and to the Knowledge of the Company, no facts or circumstances exist that could reasonably be expected to give rise to such a claim insofar as the same relate to a Target Company.
(o)    All Information Systems used by any of the Target Companies are sufficient in all material respects for the conduct of their Business as currently conducted. The Target Companies use commercially reasonable means to protect the security and integrity of all Information Systems used by any of the Target Companies.
(p)    No Company Intellectual Property owned by the Target Companies is subject to any Open Source License that would (i) require the divulgement to any Person of any Source

Code or Trade Secret that is part of the Company Intellectual Property, (ii) grant a license to any Company Intellectual Property for the purpose of creating derivative works or (iii) grant a license to any Person to redistribute any Company Intellectual Property.
(q)    Schedule 4.11(q) of the Disclosure Schedule sets forth a true and complete list of all material Software owned by the Target Companies and licensed to any third party(ies). No such Software (“Proprietary Software”) contains any coded instructions, anti-circumvention measures, routine, programming devices (e.g., viruses, spyware, malware, trojan horses, key locks), backdoors or other means that causes the Proprietary Software, other software or the computer system (or computer systems) on which the Proprietary Software is installed or cooperate(s) with to perform an unauthorized function, operate in an unauthorized manner, disable, erase, or otherwise harm software, hardware or data, or permits third parties to access the Proprietary Software or such other software, or computer system (or computer systems) on which the Proprietary Software is installed or cooperate(s) with, without authorization from the owner of the computer system (or computer systems). To the Knowledge of the Company, none of the Proprietary Software (i) contains any material bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of data) that materially and adversely affects the use, functionality or performance of such Proprietary Software or any product or system containing or used in conjunction with such Proprietary Software or (ii) fails to materially comply with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such Proprietary Software.
(r)    With respect to the Proprietary Software, no Source Code is currently held by any escrow agent or other Person, and no Target Company is under any obligation (conditional or otherwise) to do so.
4.12    Contracts.
(a)    Except as set forth on Schedule 4.12(a) of the Disclosure Schedules (pursuant to the subsections below) and except for the Company Plans (which, for the avoidance of doubt, shall not be treated as Material Contracts), as of the date hereof no Target Company is a party to or bound by, nor are any of its assets subject to or bound by, any:
(i)    Contract for the purchase of, or payment for, supplies or products, or for the performance of services by a third party, involving in any one case $500,000 or more;
(ii)    Contract to sell or supply products or to perform services, involving in any one case $500,000 or more;
(iii)    Contract with a term of over one year from the date hereof and which involves in any one case more than $200,000, but excluding Contracts that are terminable by a Target Company on no more than 60 days’ notice without penalty or additional cost to a Target Company;
(iv)    Contract limiting or restraining any Target Company from engaging or competing in any line of any business with any Person;

(v)    Contract granting any exclusive rights to make, use, sell or otherwise exploit its products or services, or otherwise exploit any Company Intellectual Property or otherwise prohibiting or limiting its right to make, use, sell or otherwise exploit any products or services;
(vi)    note, debenture, bond, conditional sale agreement, equipment trust agreement, letter of credit agreement, loan agreement or other Contract for the borrowing or lending of money (including loans to or from officers, directors, Affiliates, stockholders or any member of their immediate families), agreement or arrangement for a line of credit or guarantee, pledge or undertaking of the Indebtedness of any other Person;
(vii)    Contract for any charitable or political contribution;
(viii)    Contract for any capital expenditures in excess of $150,000 in the aggregate;
(ix)    Contract under which it has licensed any Company Intellectual Property to a third party;
(x)    distribution, reseller, dealer, sales representative, sales agency, value added reseller, original equipment manufacturer or similar business Contract, excluding Contracts that are terminable by a Target Company on no more than 60 days’ notice without penalty or additional cost to a Target Company;
(xi)    joint venture, partnership or similar agreement, or agreement providing for any sharing of revenues or similar arrangement;
(xii)    Contract involving the acquisition of equity or assets of another Person, including by merger, consolidation or otherwise, other than those with respect to which there are no further obligations;
(xiii)    Contract with any third party to manufacture or reproduce any of the Target Companies’ products, services or technology that by its terms calls for aggregate payments by the Target Companies (or any of them) of $250,000 or more over the remaining term of such Contract;
(xiv)    Contract that confers upon any Person other than any Target Company any ownership right with respect to any Intellectual Property Rights developed by or for any Target Company;
(xv)    Contract pursuant to which a Target Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any Liability, or provide a right of rescission with respect to, the infringement or misappropriation by the Target Company or any Person of the Intellectual Property Rights of any Person other than the Target Companies, other than warranties provided to customers in the ordinary course of business;

(xvi)    Contract pursuant to which any Target Company has agreed to, or assumed any obligation to, indemnify any Person, other than in respect of warranties provided to customers in the ordinary course of business;
(xvii)    Written Contract with any consultant, independent contractor or other Person providing employment-like services to any Target Company providing for annual compensation in excess of $100,000;
(xviii)    stockholder agreement or agreement related to the issuance of securities of the Company or granting any registration rights with respect thereto;
(xix)    Contract with any management service, consulting, financial advisory or any other similar type Contract and any Contract with any investment or commercial bank that by its terms calls for aggregate payments by the Target Companies (or any of them) of $150,000 or more over the remaining term of such Contract;
(xx)    Contract involving lease or sublease of personal property to which any Target Company is a party (as lessee or lessor) that by its terms calls for aggregate payments by the Target Companies (or any of them) of $150,000 or more over the remaining term of such Contract;
(xxi)    noncompetition or other similar restrictive agreement or arrangement that prohibits any Target Company from conducting the Business anywhere in the world, except for such agreements with employees of the Target Companies; or
(xxii)    IP Agreements.
(b)    The Company has provided to Acquiror true, correct and complete copies of all Contracts set forth on Schedule 4.12(a) of the Disclosure Schedules.
(c)    Each Contract required to be set forth on Schedule 4.12(a) of the Disclosure Schedules (collectively, the “Material Contracts”) is valid, binding and enforceable upon such Target Company and, to the Knowledge of the Company, the other parties thereto in accordance with its respective terms, except as such enforcement may be limited by the Enforceability Exceptions (regardless of whether enforceability is considered in a Litigation at Law or in equity). None of the Target Companies nor, to the Knowledge of the Company, any of the other parties thereto, is in Default under such Material Contracts, and no written notice of any claim of Default has been received by any Target Company, except as has not had and would not reasonably be expected to be, individually or in the aggregate, material to the Company (together with its Subsidiaries), taken as a whole. With respect to any of such Material Contracts that are Leases, no Target Company has received any written notice of cancellation or termination under any option or right reserved to the lessor, or any written notice of an unresolved Default, thereunder. To the Knowledge of the Company, no event has occurred and no condition or state of facts exist (or would exist upon giving of notice, lapse of time or both) that could reasonably be expected to give rise to a Default under any Material Contract.

4.13    Permits. Schedule 4.13 of the Disclosure Schedules sets forth a complete list of all material Permits used in the operation of the Business or otherwise held by the Target Companies. Except as disclosed on Schedule 4.13 of the Disclosure Schedules: (a) the Target Companies possess or lawfully use in the operation of the Business all Permits that are necessary to conduct the Business as now conducted or to permit the ownership by the Target Companies of the Assets free and clear of all Liens, except Permitted Liens, except where the failure to possess such Permit would not reasonably be expected to result in any Target Company incurring, or becoming liable for, a Liability that would be material to the Company (together with its Subsidiaries), taken as a whole; (b) no Target Company is in Default, nor has any Target Company received any unresolved written notice of, nor, to the Knowledge of the Company, does any Target Company any unresolved claim of Default with respect to any of the Permits required to be set forth on Schedule 4.13 of the Disclosure Schedules; (c) except as otherwise governed by Law, to the Knowledge of the Company, all such Permits required to be set forth on Schedule 4.13 of the Disclosure Schedules are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees and will not be adversely affected by the completion of the Transactions; and (d) no present or former stockholder, director, officer or employee of the Target Companies, any Affiliates of any of them or any other Person owns or has any proprietary, financial or other interest (direct or indirect) in any Permit that the Company owns, possesses or uses.
4.14    Compliance with Laws.
(a)    Law and Court Orders. Except as disclosed on Schedule 4.14 of the Disclosure Schedules, since January 1, 2015, no Target Company is or has been in violation in any material respect of any applicable Law or Court Order, including without limitation any Antitrust Laws, where the violation would be material to the Company (together with its Subsidiaries), taken as a whole. All Court Orders to which any Target Company is a party or is subject for which there are ongoing obligations are listed on Schedule 4.14 of the Disclosure Schedules. Except as disclosed on Schedule 4.14 of the Disclosure Schedules, since January 1, 2015, to the Knowledge of the Company, the Target Companies have not received any written notice alleging that the Target Companies are not in compliance with any such applicable material Law or Court Order, except for any such allegations that have been resolved in all material respects without the payment of any material fines or penalties or material imposition on the operations of the Business.
(b)    Anti-Corruption Laws. No Target Company nor its Representatives or other Person operating for their benefit have, since January 1, 2015, directly or indirectly, offered, paid, promised to pay or authorized the payment of, any money or other thing of value, including travel, gifts or entertainment, to any Representative (regardless of whether or not the individual has decision-making power) of any Governmental Authority, agency, political party, government-owned company or multilateral agency (“Government Official”) for purposes of (i) influencing any act or decision of any Government Official, (ii) inducing such Government Official to do or omit to do any act in violation of the lawful duty of such official or (iii) inducing such Government Official to use his or her influence with a Governmental Authority or Government Official thereof to affect or influence any act or decision of such Governmental Authority, in order to in the case of clauses

(i), (ii) or (iii) assist any Target Company or any of its Representatives in obtaining or retaining business or obtaining any improper advantage.
4.15    Claims. Except as disclosed on Schedule 4.15 of the Disclosure Schedules as of the date hereof: (a) there is no Litigation pending or, to the Knowledge of the Company, threatened, against any Target Company, the Business or the Assets, or in which any Target Company is a named party; (b) since January 1, 2015, there has been no Litigation pending against any Target Company, the Business or the Assets, or in which any Target Company was a named party; (c) there is no dispute pending or, to the Knowledge of the Company, threatened, between any Target Company and any of such Target Company’s customers, licensors or suppliers; and (d) to the Knowledge of the Company, there is no event that has occurred that would reasonably be expected to result in material Litigation against any Target Company, the Business or an Asset other than, in each of the foregoing clauses (a), (b), (c), and (d), any Litigation or dispute involving an amount in controversy of less than $100,000 and with respect to which no injunctive or other non-monetary relief that would be material to the Company (together with its Subsidiaries), taken as a whole.
4.16    Insurance. Schedule 4.16 of the Disclosure Schedules lists all currently effective policies of fire, liability, workers’ compensation, life, property and casualty and other insurance policies issued in favor of the Target Companies, copies of which have been made available to Acquiror, and briefly describes the names of insurers and policy numbers. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company (together with its Subsidiaries, taken as a whole: all such policies are in full force and effect in accordance with their terms; all premiums thereon have been paid; the Target Companies are in compliance with the terms and provisions of such policies; and to the Knowledge of the Company, there exists no event, occurrence, condition or act that, with the giving of notice, the lapse of time or the happening of any other event or condition, including the completion of the Transactions, could reasonably be expected to result in a Default by any Target Company under any such policy. To the Knowledge of the Company, no notice of cancellation, nonrenewal, or that any issuer of such policy has filed for protection under applicable bankruptcy Laws or is otherwise in the process of liquidating or has been liquidated has been received since January 1, 2015 by any Target Company with respect to such policies. To the Knowledge of the Company, no Target Company has been denied insurance or suffered the cancellation of any insurance since January 1, 2015 or has received any notice or other communication regarding any actual or possible denial of coverage of any pending claims under any such policies of insurance, including any “reservation of rights” or similar letter from the applicable carrier. This Section 4.16 shall not apply to insurance under or relating to any employee benefit plan or arrangement.
4.17    Labor Matters.
(a)    No Target Company has or has had since January 1, 2015, or is negotiating, any collective bargaining agreement with any labor union representing the employees of a Target Company. No labor strike, slowdown, picketing or work stoppage by any labor union or other similar employee representative against any Target Company has occurred since January 1, 2015 or been, to the Knowledge of the Company, threatened since January 1, 2015.

(b)    There are no complaints, charges or claims against any Target Company pending or, to the Knowledge of the Company, threatened with any Governmental Authority or arbitrator based on the employment or termination of employment of any individual by any Target Company, except for any complaints, charges or claims involving an amount in controversy of less than $100,000 and with respect to which no injunctive or other non-monetary relief that would be material to the Company (together with its Subsidiaries), taken as a whole, is being sought. Each Target Company is and has been since January 1, 2015 in material compliance with all Laws and Court Orders relating to the employment of labor, including all such Laws and Court Orders relating to immigration (including without limitation the Immigration Reform and Control Act of 1986), wages, hours, collective bargaining, discrimination, civil rights, safety and health, and workers’ compensation, except for such noncompliance that would not be expected to be material to the Company (together with its Subsidiaries), taken as a whole.
4.18    Employee Benefit Plans.
(a)    Schedule 4.18(a) of the Disclosure Schedules contains a complete and accurate list of all material Company Plans. True, correct and complete copies of all of the following documents with respect to each material Company Plan, to the extent applicable, have been made available to Acquiror: (i) all documents constituting the Company Plans and any amendments thereto or, with respect to any such material Company Plan that is not in writing, a written description of the material terms thereof, (ii) any related current trust agreements, insurance policies, service agreements and amendments thereto; (ii) the most recently filed Forms 5500 or 5500C/R (and any similar forms filed with any other Governmental Authority) and any financial statements attached thereto, (iii) all current Internal Revenue Service (“IRS”) determination letters for the Company Plans, (iv) the most recent summary plan description and any amendments or modifications thereof, (v) all notices that were issued within the preceding three years by the IRS, Department of Labor or any other Governmental Authority with respect to the Company Plans and (vi) all written employee manuals or written handbooks containing personnel or employee relations policies.
(b)    All Company Plans are in compliance in all material respects with all applicable provisions of ERISA, the Code and the regulations issued thereunder, as well as with all other applicable Laws, and have been administered, operated and maintained in all material respects in accordance with their governing documents.
(c)    The Company Plans marked on Schedule 4.18(a) of the Disclosure Schedules as “Qualified Plans” are the only Company Plans that are intended to meet the requirements of Section 401(a) of the Code (each, a “Qualified Plan”). The Qualified Plans have received current determination, opinion or advisory letters, and no such determination, opinion or advisory letter has been revoked. Nothing has occurred with respect to the plan document, design or operation of any Qualified Plan that would reasonably be expected to materially and adversely affect the qualified status of such Qualified Plan.
(d)    With respect to each Company Plan, there has occurred no nonexempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) that would result in any Liability material to the Company (together with its Subsidiaries), taken as a whole, that has not already been satisfied. No claim, lawsuit, arbitration or other action is pending or to the Knowledge of the Company has been threatened, asserted or instituted against or involving any of the Company Plans (other than those made in the ordinary operation of such plans), in all cases, except as would not result in material liability to any Target Company. No Company Plan has, as of the date of this Agreement, received a written notice from the IRS, Department of Labor or other Governmental Authority that it is under audit or examination by the IRS, the Department of Labor or any other Governmental Authority, and no matters are pending as of the date of this Agreement with respect to any Company Plan under any IRS correction program.
(e)    No Target Company sponsors, maintains or contributes to, nor has any Liability with respect to, any employee benefit plan subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA. None of the Company Plans is a multiemployer plan (as defined in Section 3(37) of ERISA). No Target Company contributes to, nor has any Liability (whether current or contingent) with respect to, a multiemployer plan (as defined in Section 3(37) of ERISA). None of the Company Plans is a multiple employer plan (as defined in Section 413 of the Code), and no Target Company participates in or is obligated to contribute to a multiple employer plan (as defined in Section 413 of the Code).
(f)    Except as set forth on Section 4.18(f) of the Disclosure Schedules, neither the execution or delivery of this Agreement nor the consummation of the Transactions will give rise to any vesting or payment of benefits, severance, termination pay, bonuses or other payments or the enhancement of any benefits or payments, in any case, under any Company Plan. No Target Company has entered into any agreement or arrangement to, and does not otherwise have any obligation to, indemnify or hold harmless any individual for any Liability that results from the failure to comply with the requirements of Section 409A of the Code or for the excise tax under Code Section 4999.
(g)    With respect to any Company Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA), (i) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a material Tax under Section 4976(a) of the Code, (ii) any Company Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies in all material respects with all of the applicable requirements of Section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act, the applicable provisions of the Social Security Act, the Health Insurance Portability and Accountability Act of 1996 and other applicable Laws and (iii) except as set forth on Section 4.19(g)(iii) of the Disclosure Schedules, no welfare benefit plan provides health, medical, dental or vision benefits after an employee’s or former employee’s retirement or other termination of employment except as required by Section 4980B of the Code or other applicable Law. No Company Plan is a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA) or any such Company Plan that is a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA) has complied in all material respects with ERISA, the Code and all other applicable Laws.
(h)    No Target Company has any legal obligation to create any additional Company Plan or to modify or change any existing Company Plan.

(i)    Each Target Company has paid all amounts material to the Company (together with its Subsidiaries), taken as a whole, that such Target Company is required to pay as contributions to the Company Plans as of the last day of the most recent fiscal year of each of the Company Plans, and as required in accordance with applicable Law. The Company and its Subsidiaries have, in all material respects, satisfied all obligations to their respective employees, consultants and directors with respect to overtime pay, vacation pay and any other amounts that are due from them to such employees, consultants or directors, except for any obligation that would not be material to the Company (together with its Subsidiaries), taken as a whole. The Company Financial Statements, as of the Balance Sheet Date, reflect, in all material respects in accordance with GAAP, the estimated total defined benefit pension and medical benefit expense for all such Company Plans as of the date thereof.
(j)    No Target Company currently maintains any employee benefit plan outside the United States of America.
(k)    Each Target Company, as applicable, has maintained in all material respects all employee data necessary to administer each Company Plan.
(l)    No Company Plan provides for any gross-up payment associated with any Taxes under Sections 409A or 4999 of the Code.
(m)    With respect to each Company Plan that is funded in whole or in part through an insurance policy, to the Knowledge of the Company, the Target Companies have no material Liability in the nature of retroactive rate adjustment.
4.19    Employees/Independent Contractors.
(a)    All individuals currently performing services for any Target Company as independent contractors are properly classified and treated by such Target Company as independent contractors and not as employees, except for any failures to properly classify or treat that are not material to the Company (together with its Subsidiaries), taken as a whole. Each Target Company has reported the compensation actually paid to such independent contractors on IRS Forms 1099 (or otherwise in accordance with applicable Law) when required to do so, except for such failures to report that are not material to the Company (together with its Subsidiaries), taken as a whole. No individual currently performing services for any Target Company as an independent contractor has ever brought or, to the Knowledge of the Company, is threatening to bring a claim before any Governmental Authority for unpaid compensation or employee benefits, including overtime amounts, against any Target Company, other than any claim involving an amount in controversy of less than $100,000 and with respect to which no injunctive or other non-monetary relief that would be (or was) material to the Company (together with its Subsidiaries), taken as a whole, is being (or was) sought. There has been no determination by any Governmental Authority that any such independent contractor of any Target Company (or any other individual who has previously rendered services to such Target Company as an independent contractor) constitutes an employee of such Target Company. At no time has any individual performing services for any Target Company as an independent contractor brought a claim before any Governmental Authority against any Target Company challenging his or her status as an independent contractor or made a claim before any

Governmental Authority for additional compensation or any benefits under any Company Plan, other than any claims involving an amount in controversy of less than $100,000 and with respect to which no injunctive or other non-monetary relief that would be (or was) material to the Company (together with its Subsidiaries), taken as a whole, is being (or was) sought.
(b)    As of the date hereof, to the Knowledge of the Company, no current executive officer of the Target Companies nor any current employee thereof that plays an essential role in a material aspect or functioning of the Business has submitted his or her written resignation of employment with the Target Companies.
(c)    To the Knowledge of the Company, with respect to the Target Companies, there is no material workers’ compensation Liability, experience or matter outside the ordinary course of business.
(d)    The Target Companies are not and since January 1, 2015 have not been subject to any affirmative action obligations under any Law, including Executive Order 11246 (excluding in all cases any obligations arising under any Contract with a Governmental Authority).
(e)    Since January 1, 2015, the Target Companies have not implemented any plant closing or employee layoff that required advance notice under the Worker Adjustment and Retraining Notification Act of 1988 or any similar state or local Law (collectively, the “WARN Act”).
4.20    Transactions with Affiliates. Except as disclosed on Schedule 4.20(a) of the Disclosure Schedules, no Key Holder, direct report thereto or Affiliate of the Company (other than a Target Company) has: (a) borrowed money from or loaned money to any Target Company, other than with respect to bona fide business travel and related expenses reimbursed in the ordinary course of business or (b) any contractual arrangements (other than Company Plans) with any Target Company that are material to the Business. Except as disclosed on Schedule 4.20(b) of the Disclosure Schedules, none of the officers or directors of the Target Companies, or, to the Knowledge of the Company, any spouse of any such officer or director, has been a director, officer or owner of any firm, corporation, association or business enterprise that during such period has been a supplier or customer of any Target Company or a competitor of the Business, excluding passive ownership of less than five percent (5%) of the outstanding equity interests of any such competitor. Except as disclosed in Schedule 4.20(a) of the Disclosure Schedules, neither the Key Holders nor any of their respective Affiliates (other than the Target Companies) owns or has any rights in or to any of the material assets, properties or rights used by any of the Target Companies in the ordinary course of their respective businesses. Each transaction or arrangement required to be disclosed on Schedule 4.20(a) of the Disclosure Schedules is, in all material respects, on arms’-length terms.
4.21    Absence of Certain Changes. Except as contemplated by this Agreement or as set forth on Schedule 4.21 of the Disclosure Schedules, since the Balance Sheet Date through the date hereof, each Target Company has conducted the Business in the ordinary course of business in all material respects and there has not been with respect to the Business:
(a)    any change that has had or is reasonably likely to have a Material Adverse Effect; or

(b)    any action taken that, if taken after the date of this Agreement would require the prior written consent of Acquiror under clauses (ix), (x), (xiv) or (xvi) of Section 6.3(b), or, to the extent related to any such clause of Section 6.3(b), Section 6.3(b)(xx); or
(c)    any authorization, agreement or commitment to do any of the foregoing.
4.22    Environmental Matters. In addition to the representations and warranties in Sections 4.13, 4.14 and 4.15, and not in limitation thereof, and except as disclosed on Schedule 4.22 of the Disclosure Schedules: (a) no Releases of Hazardous Materials by any Target Company or, to the Knowledge of the Company, by any other Person have occurred at or from any real property currently or formerly owned or leased by any Target Company, either during the period it was owned or leased by any Target Company or, to the Knowledge of the Company, at any other time, in each case in material violation of applicable Environmental Law or which would reasonably be expected to require material investigation or remediation by any Target Company, and in each case except for Releases that have been resolved in all material respects, (b) there are no past (since January 1, 2015), pending or, to the Knowledge of the Company, threatened material Environmental Claims against any Target Company, (c) there are no underground storage tanks containing Hazardous Materials owned or operated by any Target Company at any Real Property, (d) to the Knowledge of the Company, no circumstances or conditions exist that would reasonably be expected to give rise to a material Liability of any Target Company under the Environmental Laws applicable to any property now or, to the Knowledge of the Company, at any other time owned, operated, leased or otherwise used by any Target Company, (e) no Target Company has received a written request under any applicable Environmental Law for information relating to the Release of Hazardous Materials at any of the real property now or at any time owned, operated, leased or otherwise used by any Target Company, in each case which would reasonably be expected to result in any Target Company incurring a material Liability pursuant to Environmental Law, (f) no Target Company has failed to satisfy in all material respects any financial assurance or closure requirements applicable to it under the Environmental Laws applicable to any real property on account of any Target Company’s use or ownership of such property, (g) to the Knowledge of the Company, no Real Property is now or has in the past been listed on the National Priorities List of sites under the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.) (“CERCLA”), the CERCLA Information System, or any comparable state or local environmental database, (h) to the Knowledge of the Company, there is no damaged, friable asbestos-containing material requiring abatement by any Target Company, located at any Real Property, (i) no Target Company has received written notice of any material Liability for the cleanup or investigation at any real property resulting from the disposal or treatment (with a transporter or otherwise) of Hazardous Materials by any Target Company or, to the Knowledge of the Company, by any other Person, which is unresolved in any material respect, and (l) the Company has provided Acquiror with, or made available to Acquiror, copies of all material non-privileged environmental, health or safety audits, reports, analyses, tests, sampling results and similar documents relating to any real properties now or previously owned, operated, leased or otherwise used by each Target Company that are in the possession of the Target Companies or their respective Representatives. The representations and warranties in this Section 4.22, and those representations and warranties in Sections 4.15, 4.16 and 4.17 relating to Environmental Law or Hazardous Materials, are the sole and exclusive representations and warranties of the Company relating to Environmental Law or Hazardous Materials. As used in this Agreement:
(i)    “Environmental Claims” means any and all administrative or judicial actions, suits, orders, claims, liens, disclosed investigations, or disclosed Litigation related to any applicable Environmental Law or any Environmental Permit brought, issued or asserted by a Governmental Authority or any other third party for compliance, damages, fines, penalties, removal, response, or remedial action pursuant to any applicable Environmental Law or for personal injury or property damage, in each case resulting from the Release of a Hazardous Material at, to, on or from any real property of any Target Company or any real property at which any Target Company disposed or arranged for the disposal or treatment (with a transporter or otherwise) of Hazardous Materials, including any Target Company’s employees seeking damages for exposure to Hazardous Materials;
(ii)    “Environmental Laws” means all federal, state and local Laws, common law and codes, related to protection of the environment, protection of natural resources or human safety or health from exposure to Hazardous Materials, or the handling, use, recycle, generation, treatment, storage, transportation or disposal of Hazardous Materials;
(iii)    “Environmental Permit” means all permits, licenses, approvals, authorizations or consents required by any Governmental Authority for the operation of the Business as currently conducted by the Target Companies under any applicable Environmental Law and includes any and all orders, consent orders or binding agreements issued or entered into by a Governmental Authority under any applicable Environmental Law and applicable to any Target Company; and
(iv)    “Hazardous Material” means any hazardous, toxic or radioactive substance, material or waste that is regulated as of the Closing Date by any Governmental Authority with jurisdiction over any Target Company, including any material or substance that is: (A) defined as a “hazardous substance,” “regulated substance” or “solid waste” under applicable Environmental Law, (B) petroleum, petroleum products, petroleum byproducts or wastes, (C) asbestos, (D) mold or fungus in amounts which would reasonably be expected to result in harm to human health, (E) designated as a “hazardous substance” pursuant to Section 311 of the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq. (33 U.S.C. § 1321), (F) defined as a “hazardous waste” pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq. (42 U.S.C. §6903), (G) defined as a “hazardous substance” pursuant to Section 101 of the CERCLA, (H) defined as a “regulated substance” pursuant to Section 9001 of the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq. (42 U.S.C. §6991), or (I) otherwise regulated as hazardous or toxic to human or environmental health under the Toxic Substances Control Act, as amended, 15 U.S.C. §2601 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §1801 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §136 et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. §11001 et seq., the Safe Drinking Water Act, 42 U.S.C. §300(f) et seq., or the Occupational Safety and Health Act, 29 U.S.C. §651 et seq.

(v)    “Release” means the passive or active spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any Hazardous Material.
4.23    Additional Information. Schedule 4.23 of the Disclosure Schedules contains, as of the date hereof, to the extent not described in some other Schedule, accurate lists of the following:
(a)    the names of all present officers and directors of each Target Company;
(b)    the names of every bank and other financial institution in which each Target Company maintains an account (whether checking, savings or otherwise), lock box or safe deposit box, and the account numbers; and
(c)    the names of all Persons holding powers of attorney from each Target Company.
4.24    Broker’s or Finder’s Fee. Except as set forth on Schedule 4.24 of the Disclosure Schedules, no agent, broker, Person or firm acting on behalf of any Target Company or any Holder is, or will be, entitled to any commission or broker’s or finder’s fees from any of the Target Companies, in connection with this Agreement or any of the Transactions (the amount of all such fees set forth on Schedule 4.24 of the Disclosure Schedules is referred to herein as the “Broker’s Fee”).
4.25    Customers of the Target Companies. Schedule 4.25 of the Disclosure Schedules sets forth a true, complete and correct list of the fifteen (15) largest customers of the Target Companies by dollar volume of sales for the fiscal year ended December 31, 2017 (each, a “Material Customer”).
4.26    Suppliers of the Target Companies. Schedule 4.26 of the Disclosure Schedules sets forth a true, complete and correct list of the fifteen (15) largest suppliers of the Target Companies by dollar volume of sales for the fiscal year ended December 31, 2017 (each, a “Material Supplier”).
4.27    Export and Import Laws and Regulations. Each Target Company is, and during the preceding five-year period has been, in compliance with all applicable export and import Laws. Schedule 4.27 of the Disclosure Schedules lists all export, re-export or transshipment licenses, pending license applications, authorizations and manufacturing license or technical assistance agreements that, as applicable, are held by any Target Company, to which any Target Company is subject or by which any Target Company is bound.
4.28    Anti-Takeover Statutes. Assuming the representations and warranties of the Buyer Parties contained in Section 5.6 are true and correct, none of the restrictions on “business combinations” in Section 203 of the DGCL, or any “fair price,” “moratorium,” “control share acquisition,” “supermajority,” “affiliate transactions,” “business combination,” or other similar anti-takeover statute or regulation enacted under any federal, state, local, or foreign Laws applicable to the Company is applicable to this Agreement, the Merger, or any of the other Transactions contemplated by this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES
The Buyer Parties hereby represent and warrant to the Company as follows:
5.1    Organization and Standing. Each Buyer Party is duly organized, validly existing and in good standing under the Laws of the State of Delaware, having full power and authority to perform its respective obligations under this Agreement. Each Buyer Party is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required. Acquiror owns, and at the Effective Time will own, beneficially and of record all of the outstanding equity interests of Merger Sub. Merger Sub was incorporated solely for the purpose of engaging in the Merger and has engaged in no other business activities other than those relating to the Merger.
5.2    Authority and Binding Effect. Each Buyer Party has the full power and authority to execute, and deliver the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, to consummate the Transactions and has taken all actions necessary to secure all approvals required in connection therewith. The execution, delivery and performance of this Agreement and the consummation of the Transactions by each Buyer Party have been duly authorized by all necessary corporation action. This Agreement constitutes, and the other Transaction Documents to which each Buyer Party is a party will constitute, legal, valid and binding obligations of such Buyer Party, as the case may be, enforceable against such Buyer Party in accordance with their respective terms.
5.3    Validity of the Transactions. Neither the execution and delivery of this Agreement by the Buyer Parties nor the consummation of the Transactions by the Buyer Parties will contravene or violate any Law or Court Order that is applicable to any Buyer Party, or the Charter Documents of either Buyer Party, or will result in a Default under any Contract to which any Buyer Party is a party or by which it is otherwise bound, or will require any Target Company to notify or obtain any Permit from any Governmental Authority except for (a) the filing of a Pre-Merger Notification and Report Form by Acquiror under the HSR Act, and the expiration or termination of applicable waiting periods thereunder and (b) the filing of the Certificate of Merger with the Delaware Secretary of State.
5.4    No Vote of Acquiror Stockholders. No vote or consent of the holders of any class or series of capital stock of Acquiror or the holders of any other securities of Acquiror (equity or otherwise) is necessary to adopt this Agreement, or to approve the Merger or the other Transactions. The vote or consent of Acquiror or a wholly-owned Subsidiary of Acquiror as the sole stockholder of Merger Sub is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve the Merger and adopt this Agreement, which consent shall be given prior to or immediately following the execution of this Agreement.
5.5    Claims. There is no material Litigation pending or, to the knowledge of Acquiror, threatened, against Acquiror or its Subsidiaries that would constitute, individually or in the aggregate, an Acquiror Material Adverse Effect or that relates to this Agreement or any of the Transactions. Neither Acquiror nor any of its Subsidiaries is subject to any Court Order that would constitute, individually or in the aggregate, an Acquiror Material Adverse Effect or that relates to this Agreement or any of the Transactions. As of the date of this Agreement, there is no Litigation pending or, to the knowledge of Acquiror, threatened, seeking to restrain, enjoin or prevent the consummation of or otherwise challenge this Agreement or the consummation of the Transactions.
5.6    Section 203 of DGCL; Ownership. As of the date hereof, none of Acquiror, Merger Sub or any of their respective Subsidiaries or Affiliates beneficially owns, directly or indirectly (including pursuant to a derivatives contract), any Shares or other Equity Securities, and none of Acquiror or any of its Subsidiaries or Affiliates has any rights to acquire, directly or indirectly, any Shares except pursuant to this Agreement. As of the date hereof, neither Acquiror nor any of its “affiliates” or “associates” is, or at any time during the last three years has been, an “interested stockholder” of the Company, in each case as such quoted term is defined in Section 203 of the DGCL.
5.7    Disclosure. None of the information supplied or to be supplied by or on behalf of the Buyer Parties for inclusion in the Stockholder Disclosure Statement (or any amendment or supplement thereto) will, at the time it is sent or provided to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading.
5.8    Available Funds. The Buyer Parties have all funds necessary for the payment of the aggregate Merger Consideration and sufficient for the satisfaction of all of the Buyer Party’s obligations in connection with this Agreement.
5.9    Broker’s or Finder’s Fee. Except for EuroConsult, Inc., no agent, broker, Person or firm acting on behalf of Acquiror or any of its Subsidiaries is, or will be, entitled to any commission or broker’s or finder’s fees from any of the parties, or from any Person controlling, controlled by or under common control with any of the parties, in connection with this Agreement or any of the Transactions.
5.10    No Other Representations or Warranties. The Buyer Parties acknowledge and agree that, except for the representations and warranties expressly set forth in ARTICLE IV or in any certificate delivered pursuant to Section 3.3(e), (a) no Target Company makes, or has made, any representation or warranty relating to itself or the Business or otherwise in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement and the Buyer Parties are not relying on any representation or warranty of any Person except for those expressly set forth in this Agreement, (b) no Person has been authorized by any Target Company to make any representation or warranty relating to itself or the Business or otherwise in connection with this Agreement and Merger, and if made, such representation or warranty shall not be relied upon by the Buyer Parties as having been authorized by such entity and (c) any financial estimate, projection, prediction, forecasts or plans or any other materials or information provided or addressed to the Buyer Parties or any of their Representatives, including any materials or information made available in connection with presentations by the Company’s management, are not and shall not be deemed to be or include representations or warranties unless and then only to the extent any such materials or information is the subject of any express representation or warranty set forth in ARTICLE IV. Each of the Buyer Parties acknowledges that it has conducted, its own independent investigation of the condition, operations and business of the Target Companies and, in making its determination to proceed with the transactions contemplated by this Agreement, including the Merger, each of the Buyer Parties has relied on its own independent investigation and representations and warranties expressly set forth in ARTICLE IV and in any certificate delivered pursuant to Section 3.3(e).
ARTICLE VI
COVENANTS
6.1    Consents, Further Assurances. Consistent with the terms and conditions hereof, each party shall use its Commercially Reasonable Efforts to execute and deliver such other documents and take such other actions as reasonably requested by the other party to fulfill the conditions precedent to the obligation of the other party to consummate the Transactions, or as the other party may reasonably request in order to carry out this Agreement and the Transactions. Each of Acquiror and the Company shall use its Commercially Reasonable Efforts to cause the conditions set forth in Sections 3.2, 3.3 and 3.4 to be satisfied.
6.2    Stockholder Written Consent.
(a)    Within ten (10) calendar days following the date on which the Written Consent Effective Time occurs, the Company shall mail to its Stockholders the notice of action by written consent required by Sections 228(e) of the DGCL and the notice of availability of appraisal rights and related disclosure required by Section 262 of the DGCL (the “Stockholder Disclosure Statement”). Acquiror shall be given reasonable opportunity to review and comment upon the Stockholder Disclosure Statement prior to its dissemination to the stockholders of the Company, and the Company shall give reasonable and good faith consideration to any comments made by Acquiror; provided, that the Company shall provide a reasonably complete draft of the Stockholder Disclosure Statement to Acquiror no later than one (1) Business Day following the date on which the Written Consent Effective Time occurs. The Stockholder Disclosure Statement shall include at least three years of summary financial statements of the Company and such other information as required by applicable Law.
(b)    The Buyer Parties shall promptly furnish to the Company all information concerning the Buyer Parties and provide such other assistance with the preparation of the Stockholder Disclosure Statement, in each case, as may be reasonably requested by the Company.
(c)    Except as expressly permitted by Section 6.9, the Company Board shall not cause any Target Company to enter into any agreement providing for any Acquisition Transaction (other than an Acceptable Confidentiality Agreement) (an “Alternative Agreement”).
6.3    Conduct of Business of the Target Companies Pending Closing.
(a)    From the date hereof until the Closing, except as contemplated by this Agreement, the Company agrees, unless otherwise consented to by Acquiror in writing (which consent shall not be unreasonably withheld, conditioned or delayed), that it shall conduct its business, and shall cause each of its Subsidiaries to conduct their respective businesses, in all material respects, in the ordinary course of business.

(b)    Without limiting the generality of Section 6.3(a), from the date hereof to the Closing, except as contemplated by this Agreement or required by applicable Law, or with the prior written consent of Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed) the Company shall not, and shall cause each of its Subsidiaries not to:
(i)    make any change that has had or is reasonably likely to have a Material Adverse Effect;
(ii)    increase the compensation or benefits payable or to become payable to any (x) current or former officer or director or (y) other employee, except increases in the ordinary course of business consistent with past practice for employees (other than officers and directors);
(iii)    change any, or enter into any new, written employment agreement with any (x) officer or director or (y) other employee, except changes to or entrance into employment agreements in the ordinary course of business consistent with past practice for employees whose annual total compensation is not more than $150,000;
(iv)    amend any Company Plan or adopt any new Company Plan, except in each case to comply with applicable Law or in the ordinary course of business consistent with past practice (including any (A) increase or acceleration of the accrual rate, vesting or timing of payment of compensation, benefits or other rights, unless otherwise required by the terms of any Company Plan as in effect on the date of this Agreement; (B) grant of any stock options, stock-appreciation rights, stock-based or stock-related awards, performance stock or phantom or restricted stock awards, unless otherwise required by the terms of any Company Plan as in effect on the date of this Agreement); (C) modification to any warrant or other equity-based right to purchase Company Capital Stock or other equity interests in any Target Company or any securities exchangeable for or convertible into the same or other Company Common Stock outstanding; and (D) execution, material amendment or termination of any third-party vendor or service arrangement related to any Company Plan);
(v)    split, combine, reclassify, issue or sell any equity securities, other than (A) to the extent permitted under Section 6.3(b)(iv) or (B) pursuant to any Company Plan in accordance with its terms as in effect on the date hereof;
(vi)    sell, assign or transfer Assets, or purchase any additional Assets, other than in the ordinary course of business;
(vii)    other than in the ordinary course of business, waive or release any claim or right or cancellation of any debt held;
(viii)    make any distribution or payment (other than distributions or payments for (a) compensation and benefits and expense reimbursements, in each case, made in the ordinary course of business or (b) as required by any Company Plan in effect as of the date hereof) to any Related Party of any Target Company that, together with all such other distributions or payments (other than regular payroll and expense reimbursements made in the ordinary course of business) to Related Parties of any Target Company, exceeds $100,000 in the aggregate;

(ix)    incur capital expenditures or capital leases that in the aggregate exceed $100,000;
(x)    declare or pay any dividend or other distribution on the securities of any Target Company;
(xi)    incur any Indebtedness (that is not Indebtedness for Borrowed Money), other than in the ordinary course of business or as permitted under Section 6.3(b)(ix);
(xii)    make or change any material election, change an accounting period, adopt or change any accounting method, file any amended income or other material Tax Return, enter into any closing agreement, settle any material Tax claim or assessment, surrender any right to claim a refund of material Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action relating to the filing of any income or other material Tax Return or the payment of any material Tax;
(xiii)    amend or modify any Charter Document;
(xiv)    sell, assign, transfer, lease, license, sublicense, abandon, mortgage, encumber or dispose of (or allowance to lapse, expire or become abandoned), in whole or in material part, any property, rights, businesses or assets (including by merger, consolidation or acquisition of stock or assets), except in the ordinary course of business;
(xv)    sell, assign, license, pledge or transfer any patents, trademarks, trade names, copyrights, trade secrets, intangible assets or other Intellectual Property Rights, except in the ordinary course of business, or allow any material Intellectual Property Rights to expire or lapse;
(xvi)    amend, supplement, renew, waive, annul, cancel, assign, convey, encumber, transfer, enter into, terminate, fail to renew or materially modify any Contract that would have been required to be listed on Schedule 4.12(a) of the Disclosure Schedules or Schedule 4.12(b) of the Disclosure Schedules if entered into before the date hereof, other than in the ordinary course of business;
(xvii)    fail to exercise any rights of renewal with respect to any Lease that by its terms would otherwise expire;
(xviii)    alter in any material manner practices and policies relating to the rate of collection of Accounts Receivable or payment of accounts payable; or
(xix)    institute, settle, or compromise any Litigation, other than any such settlement or compromise that involves solely the payment of monetary damages by a Target Company in an amount not exceeding $150,000, other than (x) any Litigation brought against a Buyer Party arising out of a breach or alleged breach of this Agreement by a Buyer Party or (y) any Litigation brought by or on behalf of a Stockholder arising out of this Agreement, the Merger or the Transactions.
(xx)    authorize, agree or commit to do any of the foregoing.

6.4    Post-Closing Employee Covenants.
(a)    Acquiror shall, or shall cause its Affiliates or the Target Companies, as applicable, to, (i) maintain each of the Company Plans as in effect as of the Closing (subject to any legally required modifications) for the period following the Closing through December 31, 2018, (ii) provide each Person employed by any Target Company as of the Closing (each, a “Continuing Qualified Employee”) base salary or hourly wages that are no less favorable than those provided to such Continuing Qualified Employee immediately prior to the Effective Time, from the Closing through December 31, 2018, and (iii) provide each Continuing Qualified Employee with incentive compensation and commission opportunities that are no less favorable than those provided to such Continuing Qualified Employee immediately prior to the Effective Time, from the Closing through December 31, 2018. Effective January 1, 2019, the Continuing Qualified Employees shall commence participation in each employee benefit plan, agreement, program, policy and arrangement of Acquiror or its Affiliates to which Acquiror offers the Continuing Qualified Employees the option to participate from and after January 1, 2019 (the “Acquiror Plans”). For purposes of eligibility, vesting and benefit accruals (other than benefit accruals under a defined benefit pension plan) under each Acquiror Plan, Acquiror shall, and shall cause its Affiliates and the Target Companies to, give each Continuing Qualified Employee credit under such plans for all service with the Target Companies for which such Continuing Qualified Employee would have been credited prior to or after the Closing under any Company Plan; provided, however, that such service shall not be credited to the extent that it would result in a duplication of benefits.
(b)    Notwithstanding any other provision of this Agreement, nothing contained in this Section 6.4(b) shall (i) prevent Acquiror, its Affiliates or the Target Companies from terminating the employment of any Continuing Qualified Employee at any time and for any reason or (ii) be deemed to be the adoption of, or an amendment to, any “employee benefit plan” (as defined in Section 3(3) of ERISA) or (iii) limit the right of any Target Company, Acquiror or any of their respective Affiliates, to amend, modify or terminate any such “employee benefit plan”.
(c)    Acquiror and Merger Sub are neither planning nor contemplating, and Acquiror and Merger Sub have neither made nor taken, any decisions or actions concerning the employees of any Target Company after the Closing that would require, prior to the Effective Time, the service of notice under the WARN Act.
(d)    Nothing in this Section 6.4 is intended to confer upon any other Person, including, without limitation, any current or former director, officer or employee of any Target Company, any rights or remedies of any nature whatsoever under, or by reason of, this Section 6.4.
6.5    [Intentionally omitted].
6.6    Notice of Certain Events. From the date hereof until the Closing, each party hereto shall promptly notify the other in writing of:
(a)    any written notice or other communication received by such party or any of its Subsidiaries from any Person alleging that the consent, approval, permission of or waiver from such party is or may be required in connection with the Transactions;

(b)    any written notice or other communication received by such party or any of its Subsidiaries from any Governmental Authority in connection with the Transactions;
(c)    any Litigation commenced, or to such party’s knowledge, threatened in writing, against the Company or any of its Subsidiaries or Acquiror or its Subsidiaries, as applicable, that are related to the Transactions; and
(d)    any breach, inaccuracy or misrepresentation of a representation or warranty of such party set forth in this Agreement or any breach or non-performance of a covenant or obligation of such party set forth in this Agreement that would or would be reasonably expected to cause a condition to the Closing set forth in, with respect to the Company, Sections 3.3(a) or 3.3(b), or with respect to Acquiror or Merger Sub, Sections 3.4(a) or 3.4(b), not to be satisfied.
In no event shall (x) the delivery of any notice by a party pursuant to this Section 6.6 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement, or (y) disclosure by the Company or Acquiror pursuant to this Section 6.6 be deemed to constitute an exception to any representation or warranty or, in the case of disclosure by the Company, amend or supplement the Disclosure Schedules.
6.7    Regulatory and Other Authorizations; Consents.
(a)    If required by the HSR Act and if the appropriate filing of Pre-Merger Notification and Report Forms pursuant to the HSR Act have not been filed before the date hereof, each of the Company and Acquiror agrees to make an appropriate filing of a Pre-Merger Notification and Report Form with respect to the Transactions within ten (10) Business Days after the date hereof and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act. The Company and Acquiror shall furnish to each other all information required for any application or other filing under applicable Law in connection with the Transactions.
(b)    The parties shall not take any action that shall have the effect of delaying, impairing or impeding the receipt of any required approvals and shall promptly respond to any requests for additional information from any Governmental Authority or filings in respect thereof. Each of Acquiror and the Company hereby covenants and agrees to, and shall cause their respective Affiliates to, use reasonable best efforts to secure termination of any waiting periods under the HSR Act or any other applicable Law and to obtain the approval of the Federal Trade Commission (the “FTC”), the Antitrust Division of the United States Department of Justice (the “DOJ”) or any other Governmental Authority, as applicable, for the Merger and the other Transactions, and to obtain all consents, approvals, and waivers under any Antitrust Law that may be required by any Governmental Authority to enable the parties to close the Transactions as promptly as practicable; provided, that neither Acquiror nor any of its Subsidiaries shall be required to consummate or agree to consummate any divestiture, license, hold separate arrangement or similar matter in order to obtain approval of the Transactions under applicable Antitrust Laws if such divestiture, license, arrangement or similar matter could reasonably be expected to have a material adverse effect on the financial condition, assets or liabilities of, or the businesses of, Acquiror and its Subsidiaries on a combined basis.

(c)    In addition, if any action or Litigation is instituted (or threatened) challenging the Transactions as violating any Antitrust Law or if any decree, order, judgment, or injunction (whether temporary, preliminary, or permanent) is entered, enforced, or attempted to be entered or enforced by any Governmental Authority that would make the Transactions illegal or otherwise delay or prohibit the consummation of the Transactions, each of Acquiror and the Company shall use their respective commercially reasonable efforts, and shall cooperate in good faith with the other, in contesting and defending any such claim, cause of action, or Litigation to avoid entry of, or to have vacated, lifted, reversed, repealed, rescinded, or terminated, any decree, order, judgment, or injunction (whether temporary, preliminary, or permanent) that prohibits, prevents, or restricts consummation of the Transactions.
(d)    Subject to applicable Law relating to the exchange of information, each party shall permit counsel for the other parties reasonable opportunity to review in advance, and consider in good faith the views of the other parties in connection with, any proposed written communication to any Governmental Authority with respect to the Transactions; not participate in any substantive meeting or discussion, either in Person or by telephone, with any Governmental Authority in connection with the proposed Transactions unless it consults with the other parties in advance and, to the extent not prohibited by such Governmental Authority, gives the other parties (including their respective outside counsel) reasonable notice and the opportunity to attend and participate; and promptly and fully inform the other parties of any written or oral communication received from or given to the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Authority or any Person relating to any inquiry, investigation, or Litigation relating to the Transactions or any filing submitted to any Governmental Authority and promptly furnish the other parties with copies of all correspondence, filings and other written communications between any party, on the one hand, and any third party and/or any Governmental Authority or its respective staff, on the other hand, with respect to this Agreement and the Transactions (subject to applicable Laws regarding privilege), provided that no privileged information or information that is deemed to be competitively sensitive is required to be shared.
(e)    Acquiror shall not enter into any transaction, or any agreement to effect any transaction (including any merger or acquisition), to acquire any business or equity interest in a business that, in each case, competes with the Business if such transaction could reasonably be expected to make it materially more difficult, or to materially increase the time required, to (i) obtain the expiration or termination of the waiting period under the HSR Act, or any other applicable antitrust, competition, or trade regulation Law, applicable to the Transactions or (ii) avoid the entry of, avoid the commencement of litigation seeking the entry of, or effect the dissolution of, any injunction, temporary restraining order or other order that could materially delay or prevent the consummation of the Transactions.
6.8    Public Announcements. Each of Acquiror and the Company may from time to time issue any press release or make any public announcement relating to this Agreement, the Merger and/or the Transactions so long as the issuing party provides the other party with a copy of such proposed press release or public announcement prior to the issuance or making thereof, considers in good faith any comments such other party may provide and, except with respect to those press releases or public announcements required by applicable Law or stock-exchange regulations, receives the consent of such other party (which such consent shall not be unreasonably withheld, conditioned or delayed prior to issuance). The restrictions set forth in this Section 6.8 shall not apply to any release or announcement made or proposed to be made by the Company in connection with an Acquisition Proposal.
6.9    Nonsolicitation of Alternative Transactions.
(a)    Subject to Sections 6.9(b) and 6.9(c), until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 3.6, the Company shall not, and shall cause each of the other Target Companies and their respective Representatives not to, directly or indirectly, (A) solicit, initiate, knowingly facilitate or knowingly encourage (including by way of furnishing confidential or non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (B) enter into, continue or otherwise knowingly participate in any discussions or negotiations with, or furnish any confidential or nonpublic information to, any Person that is seeking to make, has made or, to the Knowledge of the Company, is considering making an Acquisition Proposal for the purpose of facilitating or knowingly encouraging an Acquisition Proposal, (C) approve, endorse or recommend any Acquisition Proposal or (D) enter into any Alternative Agreement with respect to an Acquisition Proposal (including an Acceptable Confidentiality Agreement).
(b)    Notwithstanding anything to the contrary in Section 6.9(a), if the Company or any of its Subsidiaries or any of its or their respective Representatives receives an Acquisition Proposal (provided that such Acquisition Proposal has not been withdrawn and does not result from any material breach of the restrictions in this Section 6.9), by any Person or Group at any time prior to the Written Consent Effective Time, the Company and its Representatives may take the actions set forth in subsections (A) and/or (B) of this Section 6.9(b) if the Company Board, or a duly authorized committee thereof, has determined in good faith, after consultation with its outside legal counsel and financial advisor, (i) that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and (ii) that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law (the determinations in clauses (i) and (ii) being collectively defined as a “Potential Superior Proposal Determination”): (A) furnish non-public information to and afford access to the business, employees, officers, contracts, properties, assets, books and records of the Company and its Subsidiaries to the Person or Group making such Acquisition Proposal, pursuant to the prior execution of (and the Company and/or its Subsidiaries may enter into) an Acceptable Confidentiality Agreement and (B) enter into and maintain discussions and negotiations with the Person or Group making such Acquisition Proposal.
(c)    Notwithstanding anything to the contrary in this Agreement, at any time prior to the Written Consent Effective Time, the Company Board may terminate this Agreement pursuant to Section 3.6(g) to enter into (and substantially concurrently with such termination enter into) an Alternative Agreement with respect to a Superior Proposal (the “Superior Proposal Termination Action”), if and only if, prior to taking the Superior Proposal Termination Action the Company Board or a duly authorized committee thereof concludes in good faith, after consultation with its financial advisor and outside legal counsel, (x) that failure to take the Superior Proposal Termination

Action would be inconsistent with the directors’ fiduciary duties under applicable Law and (y) that such Acquisition Proposal constitutes a Superior Proposal; provided, further, that, prior to taking the Superior Proposal Termination Action, (i) the Company Board has given Acquiror at least four (4) Business Days’ prior written notice (such period, the “Notice Period” and any such notice with respect to a Superior Proposal, the “Initial Superior Proposal Notice”) of its intention to take the Superior Proposal Termination Action (which notice shall include, as applicable, copies of the Superior Proposal and any material transaction agreements relating thereto), (ii) after providing the Initial Superior Proposal Notice, the Company shall have negotiated, and shall have caused its Representatives to negotiate, with Acquiror in good faith (in both cases if Acquiror desires to negotiate) during the Notice Period to make adjustments in the terms and conditions of this Agreement, (iii) following the end of the Notice Period, the Company Board or a duly authorized committee thereof, shall have considered in good faith any revisions to this Agreement proposed in writing by Acquiror in a form that would constitute a binding agreement if accepted by the Company and shall have determined in good faith, after consultation with its outside legal counsel and financial advisor, (x) that failure to take the Superior Proposal Termination Action would be inconsistent with the directors’ fiduciary duties under applicable Law and (y) that such Acquisition Proposal continues to constitute a Superior Proposal even if such proposed revisions by Acquiror to this Agreement were to be given effect, and (iv) in the event of any change to the material terms of such Superior Proposal (or amendment thereof), the Company shall have delivered to Acquiror an additional notice (each such notice, a “Superior Proposal Change Notice”) consistent with the terms described in clause (i) above and the Notice Period in clause (i) shall have recommenced and the condition in clauses (ii) and (iii) shall have occurred again, except that the Notice Period shall be at least two (2) Business Days (rather than the four (4) Business Days otherwise contemplated by clause (i) above).
(d)    As promptly as reasonably practicable following receipt by the Company of (i) any written Acquisition Proposal, (ii) any written request for nonpublic information or (iii) written inquiry that, in each case, would reasonably be expected to lead to any Acquisition Proposal (but in no event more than one Business Day following the first Business Day that the Company is in receipt of such Acquisition Proposal, written request or written inquiry), the Company shall advise Acquiror in writing of the receipt of such Acquisition Proposal, request or inquiry, including a written summary of the material terms of any such Acquisition Proposal not made in writing, request or inquiry (including the identity of the Person or Group making the Acquisition Proposal, request or inquiry) and shall keep Acquiror informed on a reasonably current basis of (and, in any event within three (3) Business Days of the Company’s knowledge of) any material developments, discussions and negotiations relating thereto (including providing Acquiror with a copy of all material written proposed agreements relating thereto).
6.10    D&O Tail Policy and Indemnification.
(a)    The Company shall, prior to the Closing, pay an amount not in excess of that amount set forth on Schedule 6.10(a)(i), to put into effect policies of directors’ and officers’ liability insurance providing aggregate coverage of up to that amount set forth on Schedule 6.10(a)(ii) with respect to claims against the present and former officers and directors of the Company or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time, which shall include a six year “tail” policy providing such coverage as of the Closing; provided that Acquiror shall have the right to review any such policy or policies prior to being put into effect.
(b)    From and after the Effective Time, the Surviving Corporation shall (and Acquiror shall cause the Surviving Corporation to) to the fullest extent permitted under applicable Law fulfill and honor in all respects the obligations of the Company and its Subsidiaries pursuant to (i) each indemnification, exculpation or expense reimbursement or advance agreement that is identified on Schedules 4.12(a)(xv) or 4.12(a)(xvi) of the Disclosure Schedules and that is in effect between the Company or its Subsidiaries and any individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of, or serving as a director or officer of another Person at the request of, the Company or a Company Subsidiary (each, an “Indemnified Party”, and each such indemnification agreement, a “D&O Indemnification Agreement”); and (ii) any indemnification or expense reimbursement or advance provision and any exculpation provision set forth in the certificate of incorporation or bylaws of the Company or other similar organizational documents of any Subsidiary of the Company as in effect on the date of this Agreement.  For a period of six (6) years from and after the Effective Time, Acquiror and the Surviving Corporation shall not amend, repeal or otherwise modify the certificate of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and the Subsidiaries of the Company in any manner that would adversely affect the rights thereunder of any Indemnified Party.  Acquiror and the Surviving Corporation shall cause the D&O Indemnification Agreements to continue in full force and effect in accordance with their terms following the Effective Time.
(c)    From and after the Effective Time, each of Acquiror and the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless each Indemnified Party against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement (collectively, “Losses”) in connection with any actual or threatened Litigation, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or at the Effective Time (including the Transactions) in connection with such Indemnified Party’s service as a director or officer of the Company or any of its Subsidiaries (or acts or omissions in connection with such Indemnified Party’s service as officer, director, member, trustee or other fiduciary in any other entity if such services were at the request, at the direction or for the benefit of the Company); provided, that any Person to whom any funds are advanced pursuant to the foregoing must, if required by applicable Law, provide an undertaking to repay such advances if it is ultimately determined the indemnification of such Person is not permitted under applicable Law.  In the event of any such Litigation, Acquiror and the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such Litigation.
(d)    Acquiror shall or shall cause to be paid all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity, advancement and other obligations provided in this Section 6.10.

(e)    If either of Acquiror or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that a creditworthy entity assumes or an adequate credit support mechanism supports the obligations set forth in this Section 6.10.
(f)    The provisions of this Section 6.10 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the articles of organization or bylaws, by contract or otherwise.  The provisions of this Section 6.10 shall survive the Effective Time and shall thereafter not be terminated or amended in any manner so as to adversely affect any Indemnified Party.
ARTICLE VII
MISCELLANEOUS
7.1    Contents of Agreement. This Agreement, together with the other Transaction Documents and the Confidentiality Agreement, sets forth the entire understanding of the parties with respect to the Transactions and supersedes all prior agreements or understandings among the parties regarding those matters.
7.2    Amendment, Parties in Interest, Assignment, Etc.. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by the parties hereto; provided, however, that there may not be any amendment, modification or supplement of this Agreement that requires further approval under applicable Law without such approval having first been obtained. The provisions of this Agreement shall be deemed severable. If any provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be reformed, construed and enforced such that a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid, legal and enforceable, the intent and purpose of the invalid, illegal or unenforceable provision. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the Parties. No Party may assign this Agreement or any right, benefit or obligation hereunder; provided, however, that Acquiror may assign its rights and obligations hereunder to any direct or indirect wholly-owned Subsidiary of Acquiror (in such capacity, the “Assignee”) so long as the Assignee executes and delivers to the Company a document by which the Assignee agrees to be bound by the terms and conditions applicable to Acquiror under this Agreement; provided further, notwithstanding anything to the contrary herein, no assignment shall relieve the assigning party of any of its obligations hereunder. Any term or provision of this Agreement may be waived at any time by the Party entitled to the benefit thereof by a written instrument duly executed by such Party.
7.3    Interpretation. In this Agreement, (a) references to the plural include the singular, the singular the plural and the part the whole, (b) references to any gender include all genders, (c) “or” has the inclusive meaning frequently identified with the phrase “and/or,” (d) the words

“include,” “includes” and “including” in this Agreement are deemed to be followed by “without limitation” and (e) the words “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole and not to a particular Section. The Article and Section headings in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Any reference in this Agreement to any Article or Section refers to the corresponding Article or Section of this Agreement. Any reference in this Agreement to any Schedule or Exhibit refers to the corresponding Schedule or Exhibit attached to this Agreement, and all such Schedules and Exhibits are incorporated herein by reference. All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP as in effect on the date hereof (unless another effective date is specified herein). The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. Unless the context requires otherwise, any reference to any Law shall be deemed also to refer to all amendments and successor provisions thereto and all rules and regulations promulgated thereunder, in each case as in effect as of the date hereof and the Closing Date. References in this Agreement to time periods in terms of a certain number of days mean calendar days unless expressly stated to be Business Days. In interpreting and enforcing this Agreement, each representation and warranty shall be given independent significance of fact and shall not be deemed superseded or modified by any other representation or warranty. Any reference in this Agreement to “writing” or comparable expressions includes a reference to facsimile transmission or comparable means of communication (but excluding e-mail communications).
7.4    Specific Performance. The parties hereto agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, notwithstanding any other provision in this Agreement, any party shall have the right to specific performance or injunctive relief to enforce another party’s performance of any obligations expressly set forth in this Agreement. The parties hereto agree that in any Litigation for specific performance, each party waives the defense of adequacy of a remedy at law and waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at law or in equity (subject to the Enforceability Exceptions). The parties hereto further agree that (i) by seeking the remedies provided for in this Section 7.4, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages) for breach of any of the provisions of this Agreement, and (ii) nothing set forth in this Section 7.4 shall require any party to institute any Litigation for (or limit any party’s right to institute any Litigation for) specific performance under this Section 7.4 prior or as a condition to exercising any termination right under Section 3.6 (and pursuing damages after such termination), nor shall the commencement of any Litigation pursuant to this Section 7.4 or anything set forth in this Section 7.4 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Section 3.6 or pursue any other remedies under this Agreement that may be available at any time.

7.5    Notices. All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by mail, by email (provided that confirmation of email transmission is obtained) or by a nationally recognized overnight delivery courier. Any notices shall be deemed given upon the earlier of the date when received, the third day after the date when sent by registered or certified mail or the day after the date when sent by overnight delivery courier to the address set forth below or by email to the email address set forth below (with confirmation of receipt), unless such address is changed by notice to the other Party:
(a)    If to Acquiror or Merger Sub or, following the Closing, the Company:
SPX Corporation
13320-A Ballantyne Corporate Place
Charlotte, NC 28277
Attention: John W. Nurkin, General Counsel

with a copy to (which shall not constitute notice):
McGuireWoods LLP
201 N. Tryon Street, Suite 3000
Charlotte, NC 28202
Attention:    David B. Whelpley Jr.
Robert A. Crawford
Email: DWhelpley@mcguirewoods.com
RCrawford@mcguirewoods.com

(b)    If to the Company before the Closing:
ELXSI Corporation
3800 Rio Vista Avenue #A
Orlando, FL 32805
Attention:    Louis N. Marks, General Counsel
with a copy to (which shall not constitute notice):
Dechert LLP
1095 Avenue of the Americas
New York, New York 10036
Attention:    Barton Winokur
Derek Winokur
Email: barton.winokur@dechert.com
derek.winokur@dechert.com

7.6    Governing Law; Jurisdiction. This Agreement shall be construed and interpreted in accordance with the Laws of the State of Delaware without regard to its provisions concerning conflict of Laws. Each party to this Agreement and each Holder, (a) hereby agrees that any Litigation arising out of or related to this Agreement or the Transactions shall be brought exclusively in the

Chancery Court of the State of Delaware located in the State of Delaware and any state appellate court therefrom located in the State of Delaware, or, if no such state court has proper jurisdiction, the Federal District Court for the District of Delaware located in Wilmington, Delaware, and any appellate court therefrom, or if such federal court does not have jurisdiction, any court of the State of Delaware having jurisdiction, (b) to the extent not prohibited by applicable Law, hereby waives and agrees not to assert by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject to the personal jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution by reason of a lack of personal jurisdiction, that any such Litigation brought in one of the above-named courts is improper by reason of a lack of personal jurisdiction or venue, or that this Agreement or the subject matter hereof may not be enforced in or by such court by reason of a lack of personal jurisdiction or improper venue, and (c) hereby agrees not to commence any Litigation arising out of or related to this Agreement or the Transactions other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such Litigation to any court other than one of the above-named courts. Each party and each Holder hereby consents to and accepts service of process in any such Litigation in any manner permitted by the Laws of the State of Delaware or if served pursuant to Section 7.6.
7.7    No Third-Party Beneficiaries. Except as provided in Section 6.10, no provision of this Agreement is intended to benefit any Person other than the signatories, nor shall any such provision be enforceable by any other Person.
7.8    WAIVER OF JURY TRIAL. EACH OF THE PARTIES AND EACH HOLDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.8.
7.9    Counterparts. This Agreement may be executed in two or more counterparts (delivery of which may occur via facsimile or as an attachment to an electronic mail message in “pdf” or similar format), each of which shall be binding as of the date first written above, and, when delivered, all of which shall constitute one and the same instrument. This Agreement and any documents delivered pursuant hereto, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or as an attachment to an electronic mail message in “pdf” or similar format, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in Person. No party to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail attachment in “pdf” or similar format to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or as an attachment to an electronic mail message as a defense to the formation of a contract and each such party forever waives any such defense. A facsimile signature or electronically scanned copy of a signature shall constitute and shall be deemed to be sufficient evidence of a party’s execution of this Agreement, without necessity of further proof. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.
7.10    Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Sections 6.4, 6.10 and those other covenants and agreements contained herein and therein which by their terms apply after, or are to be performed in whole or in part after, the Effective Time, each of which shall survive until performed.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement and Plan of Merger has been executed by duly authorized representatives of the parties as of the day and year first written above.

SPX CORPORATION
By:	/s/ John W. Nurkin
Name:	John W. Nurkin
Title:	Vice President, Secretary and General Counsel

SPX POOLCO 2018, INC.
By:	/s/ John W. Nurkin
Name:	John W. Nurkin
Title:	Vice President and Secretary

ELXSI CORPORATION
By:	/s/ Alexander M. Milley
Name:	Alexander M. Milley
Title:	President and Chief Executive Officer

Signature Page to Agreement and Plan of Merger

EXHIBIT A

FORM OF CERTIFICATE OF MERGER

CERTIFICATE OF MERGER
OF
SPX POOLCO 2018, INC.
(A DELAWARE CORPORATION)
WITH AND INTO
ELXSI CORPORATION
(A DELAWARE CORPORATION)
_______________________________________________
Pursuant to Section 251 of the General
Corporation Law of the State of Delaware
______________________________________________

ELXSI Corporation (the “Company”), a corporation formed under the laws of the State of Delaware, hereby certifies as follows:

FIRST: The name and state of incorporation of each of the constituent corporations of the merger (collectively, the “Constituent Corporations” and such merger, the “Merger”) are as follows:

Name	State of Incorporation
SPX PoolCo 2018, Inc.	Delaware
ELXSI Corporation	Delaware

SECOND: The Merger Agreement by and among SPX Corporation, a Delaware corporation (the “Acquiror”), SPX PoolCo 2018, Inc., and the Company, dated as of April 22, 2018 (the “Merger Agreement”), has been approved, adopted, executed and acknowledged by each of the Constituent Corporations in accordance with the provisions of Section 251 (and, with respect to the Constituent Corporations, by written consents of certain of their respective stockholders in accordance with Section 228) of the General Corporation Law of the State of Delaware.

THIRD: The Company shall be the surviving corporation of the Merger (the “Surviving Corporation”) and the name of the Surviving Corporation shall be “ELXSI Corporation”.

FOURTH: The Certificate of Incorporation of the Company shall be amended and restated in its entirety to read as set forth in Exhibit A hereto and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation.

FIFTH: The Merger, and this Certificate of Merger, shall be effective at the date and time of filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

SIXTH: The executed Merger Agreement is on file at c/o SPX Corporation, 13320-A Ballantyne Corporate Place, Charlotte, North Carolina 28277, which is the office of the Surviving Corporation.

SEVENTH: A copy of the Merger Agreement shall be furnished by the Surviving Corporation on request, without cost, to any stockholder of either of the Constituent Corporations.

IN WITNESS WHEREOF, the Surviving Corporation has caused this certificate to be signed by an authorized officer on _____________, 2018.

ELXSI CORPORATION

By: ___________________________
Name:
Title:

[Signature page to the Certificate of Merger]

EXHIBIT B

SUPPORT AGREEMENT
This SUPPORT AGREEMENT (this “Agreement”) is being entered into as of April 22, 2018, by and between the undersigned stockholder (the “Stockholder”) of ELXSI Corporation, a Delaware corporation (the “Company”), and SPX Corporation (“Acquiror”).
RECITALS
WHEREAS, subject to the terms and conditions of that certain Agreement and Plan of Merger (as the same may be amended, supplemented or modified in accordance with the terms thereof, the “Merger Agreement”), dated as of the date hereof, by and among Acquiror, the Company and SPX PoolCo 2018, Inc., a Delaware corporation and wholly-owned subsidiary of Acquiror (“Merger Sub”), Merger Sub will be merged with and into the Company, with the Company as the surviving corporation (the “Merger”);
WHEREAS, as of the date of this Agreement, the Stockholder owns beneficially or of record, and has the sole power to vote or direct the voting of, those shares of Company Capital Stock set forth on Schedule I (all such shares, the “Existing Shares”);
WHEREAS, concurrently herewith the Stockholder has executed and delivered to the Company a written consent (the “Stockholder Written Consent”) in the form attached hereto as Exhibit A adopting and approving the Merger Agreement, the other Transaction Documents and the Transactions, including the Merger, in accordance with the DGCL, which such Stockholder Written Consent shall be effective only as of the Written Consent Effective Time and, except as provided in Section 2 below, shall be irrevocable; and
WHEREAS, as a condition and inducement for Acquiror to enter into the Merger Agreement, Acquiror has required that the Stockholder execute and deliver the Stockholder Written Consent and this Agreement.
NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Definitions. Capitalized terms not defined in this Agreement have the respective meanings ascribed to such terms in the Merger Agreement.

2.
Effectiveness; Termination. This Agreement shall be effective upon the execution and delivery hereof. This Agreement shall automatically terminate and shall be null and void and of no force or effect whatsoever upon the earliest to occur of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its express terms and (c) the date of any modification, waiver or amendment of the Merger Agreement that adversely affects the Merger Consideration to be paid pursuant to the Merger Agreement as in effect on the date hereof; provided that (i) this Section 2 and Sections 13 through 21 hereof shall survive any such termination and (ii) such termination shall not relieve any party of any Liability resulting from any material breach of this Agreement occurring prior to such termination. In the event that this Agreement is terminated pursuant to (b) or (c) of the foregoing sentence, any consent executed pursuant hereto, including, without limitation, the

Stockholder Written Consent, shall be null and void and of no force or effect whatsoever upon such termination.

3.
Voting Agreement. In addition to executing and delivering the Stockholder Written Consent, and without limitation of the Stockholder’s obligations under Section 4 of this Agreement, from the date hereof until the termination of this Agreement pursuant to Section 2 (the “Support Period”), the Stockholder irrevocably and unconditionally hereby agrees that at any meeting (whether annual or special and each postponement, recess, adjournment or continuation thereof) of the Company’s stockholders, however called, the Stockholder shall (i) appear at such meeting or otherwise cause all of the Stockholder’s Existing Shares and all other shares of Common Stock or voting securities of the Company over which, after the date hereof, the Stockholder has acquired beneficial or record ownership and the power to vote or direct the voting thereof (including any shares of Company Capital Stock acquired by means of purchase, dividend or distribution, or issued upon the exercise of any stock options to acquire Company Capital Stock or the conversion of any convertible securities, or pursuant to any other equity awards or derivative securities or otherwise) (together with the Existing Shares, the “Shares”), in each case which the Stockholder owns or controls as of the applicable record date, to be counted as present thereat for purposes of calculating a quorum, and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all such Shares (A) in favor of the adoption of the Merger Agreement and the approval of the Transactions, including the Merger, (B) in favor of any proposal to adjourn or postpone such meeting of the Company’s stockholders to a later date if there are not sufficient votes to approve the Merger Agreement, (C) against any action or proposal submitted for the vote of stockholders in favor of an Acquisition Proposal without regard to the terms of such Acquisition Proposal, and (D) against any action, proposal, transaction, agreement (including but not limited to an amendment to any of the Company’s Charter Documents) submitted for the vote of stockholders that such Stockholder knows would (1) result in a material breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of the Stockholder contained in this Agreement, or (2) prevent, materially impede or materially delay the consummation of the Transactions, including the Merger. Anything herein to the contrary notwithstanding, nothing in this Section 3 shall require any Stockholder to be present or vote (or cause to be voted) any Share to amend the Merger Agreement. The Stockholder covenants and agrees that, except for this Agreement and the Stockholder Written Consent (including any written consent delivered pursuant to Section 4(a)), the Stockholder (x) has not entered into, and shall not enter into during the Support Period, any voting agreement or voting trust with respect to any of the Shares with respect to any of the matters covered in this Section 3, and (y) has not granted, and shall not grant during the Support Period, a proxy, consent or power of attorney with respect to any of the Shares with respect to any of the matters covered in this Section 3, except any proxy granted to the Company or Acquiror to carry out the intent of this Agreement.

4.	Stockholder Written Consent.

a.
In addition to the Stockholder Written Consent executed and delivered by the Stockholder to the Company concurrently herewith, the Stockholder hereby agrees to execute and deliver any additional written consent to the Company in substantially the same form as the Stockholder Written Consent if and to the extent required under Section 228 of the DGCL to ensure the efficacy of the Stockholder Written Consent as of the Written Consent Effective Time (for purposes of this Agreement, any reference to the “Stockholder Written Consent” shall be deemed to include any such subsequent written consent).

b.	The Stockholder Written Consent shall not be effective unless and until the Written Consent Effective Time.

5.
Irrevocable Proxy. The Stockholder hereby appoints Acquiror as the Stockholder’s proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote during the term of this Agreement with respect to the Shares in accordance with Section 3 and to execute and deliver a written consent to the Company in accordance with Section 4(a). This proxy and power of attorney is given to secure the performance of the duties of the Stockholder under this Agreement. This proxy and power of attorney granted by the Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by the Stockholder with respect to any of the Shares. The power of attorney granted by the Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of the Stockholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement pursuant to Section 2. The foregoing proxy granted by the Stockholder shall become immediately and automatically exercisable by Acquiror if, and only if, (x) the Stockholder fails for any reason to comply with any of its voting and other obligations set forth in Section 3 above or Section 4(a) above and (y) the Stockholder shall have failed to so comply within 24 hours after receipt by the Stockholder of written notice of demand for compliance from Aquiror, whereupon Aquiror shall then immediately and automatically have the right to cause to be present or vote the Stockholder’s Shares, or to execute one or more written consents in respect of such Shares, solely with respect to the meeting and matter for which such Stockholder failed to be present, vote or consent (as applicable) in accordance with the provisions of Section 3 and Section 4(a).

6.
Waiver of Appraisal and Dissenters’ Rights. The Stockholder hereby waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Merger that the Stockholder may have by virtue of ownership of the Shares.

7.
Transfer Restrictions Prior to the Merger. The Stockholder hereby agrees that the Stockholder will not, during the Support Period, without the prior written consent of Acquiror, whether directly or indirectly, (a) offer for sale, sell, transfer, assign, give, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), (b) enter into any swap or other arrangement that transfers to another (in whole or in part) any of the economic consequences of ownership of, (c) enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition of (by merger, by testamentary disposition, by operation of law or otherwise) or (d) or otherwise convey or dispose of, any of the Shares, or any interest therein, including the right to vote any Shares, as applicable (a “Transfer”); provided, that the Stockholder may (i) Transfer Shares to an Affiliate of the Stockholder or for estate planning or philanthropic purposes so long as the transferee, prior to the date of Transfer, agrees in a signed writing to be bound by and comply with the provisions of this Agreement, and the Stockholder provides at least three Business Days’ prior written notice (which shall include the written consent of the transferee agreeing to be bound by and comply with the provisions of this Agreement) to Acquiror, in which case the Stockholder shall remain responsible for any breach of this Agreement by such transferee or (ii) Transfer Shares at such Stockholder’s death pursuant to Law or such Stockholder’s estate plan (provided, that the transferee agrees in a signed writing to be bound by and comply with the provisions of this Agreement). In furtherance of the foregoing, the Stockholder hereby authorizes Acquiror to instruct the Company’s transfer agent to enter a stop transfer order with respect to all of the Shares.

8.
Representations of the Stockholder. The Stockholder represents and warrants to Acquiror as follows: (a) the Stockholder has full legal right, authority and (if a natural person) capacity to execute and deliver this Agreement, to perform the Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and legally binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, and no other action is necessary to authorize the execution and delivery of this Agreement by the Stockholder or the performance of the Stockholder’s obligations hereunder; (c) the execution and delivery of this Agreement by the Stockholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Law or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Shares pursuant to, any agreement or other instrument or obligation binding upon the Stockholder or the Shares, nor require any authorization, consent or approval of, or filing with, any Governmental Authority; (d) the Stockholder beneficially owns and has the sole power to vote or direct the voting of the Shares; (e) the Shares are free and clear of any proxy, voting restriction, adverse claim or other Lien (other than any restrictions created by this Agreement or under applicable federal or state securities Laws); and (f) if applicable, no consent of the Stockholder’s spouse is necessary under any “community property” or other Laws in order for the Stockholder to enter into and perform the Stockholder’s obligations under this Agreement. The Stockholder agrees that the Stockholder shall not take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing, impairing, delaying or adversely affecting the performance by the Stockholder of the Stockholder’s obligations under this Agreement. The Stockholder agrees, without further consideration, to execute and deliver such additional documents and to take such further actions as are necessary or reasonably requested by Acquiror to confirm and assure the rights and obligations set forth in this Agreement. As used in this Agreement, the terms “beneficial owner,” “beneficially own” and “beneficial ownership” shall have the meaning set forth in Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

9.
Publicity. The Stockholder hereby authorizes Acquiror to publish and disclose in any announcement or disclosure in connection with the Merger the Stockholder’s position, if any, as a director or officer of the Company, the nature of the Stockholder’s obligations under this Agreement and the aggregate percentage of Common Stock subject to this Agreement together with any other voting agreement entered into in connection with the

Merger Agreement, provided that, the Acquiror shall not disclose the name of the Stockholder except as required by law, and provided further that, for the avoidance of doubt, any such announcement or disclosure shall be subject to the terms and conditions of Section 6.8 of the Merger Agreement.

10.
Entire Agreement. This Agreement, the Stockholder Written Consent and, with respect to Acquiror, the other Transaction Documents, set forth the entire understanding of the parties with respect to the transactions contemplated hereby and supersedes all prior agreements or understandings among the parties regarding those matters, other than with respect to any employment agreement between the Stockholder and the Company or its Affiliates. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or other like relationship between the parties.

11.	Assignment. This Agreement shall not be assigned by operation of law or otherwise and shall be binding upon and inure solely to the benefit of each party hereto.

12.
Remedies/Specific Enforcement. The Company and the parties hereto agree that irreparable damage would occur and that the Company and the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, notwithstanding any other provision in this Agreement, the Company and any party shall have the right to specific performance or injunctive relief to enforce another party’s performance of any obligations expressly set forth in this Agreement. The Company and the parties hereto agree that in any Litigation for specific performance, the Company and each party waives the defense of adequacy of a remedy at law and waives any requirement for the securing or posting of any bond in connection with such remedy.

13.
Governing Law. This Agreement shall be construed and interpreted in accordance with the Laws of the State of Delaware without regard to its provisions concerning conflict of Laws. Each party to this Agreement (a) hereby agrees that any Litigation arising out of or related to this Agreement or the transactions contemplated hereby shall be brought exclusively in the Chancery Court of the State of Delaware located in the State of Delaware and any state appellate court therefrom located in the State of Delaware, or, if no such state court has proper jurisdiction, the Federal District Court for the District of Delaware located in Wilmington, Delaware, and any appellate court therefrom, or if such federal court does not have jurisdiction, any court of the State of Delaware having jurisdiction, (b) to the extent not prohibited by applicable Law, hereby waives and agrees not to assert by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject to the personal jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution by reason of a lack of personal jurisdiction, that any such Litigation brought in one of the above-named courts is improper by reason of a lack of personal jurisdiction or venue, or that this Agreement or the subject matter hereof may not be enforced in or by such court by reason of a lack of personal jurisdiction or improper venue, and (c) hereby agrees not to commence any Litigation arising out of or related to this Agreement or the transactions contemplated hereby other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such Litigation to any court other than one of the above-named courts.

Each party hereby consents to and accepts service of process in any such Litigation in any manner permitted by the Laws of the State of Delaware or if served pursuant to Section 14.

14.
Notice. All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by mail, by email (provided that confirmation of email transmission is obtained) or by a nationally recognized overnight delivery courier. Any notices shall be deemed given upon the earlier of the date when received, the third day after the date when sent by registered or certified mail or the day after the date when sent by overnight delivery courier or by email (with confirmation of receipt) to the address set forth in Schedule I hereto, and if to Acquiror, in accordance with Section 7.5 of the Merger Agreement, unless such address is changed by notice to the other party.

15.
Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. The provisions of this Agreement shall be deemed severable. If any provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be reformed, construed and enforced such that a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid, legal and enforceable, the intent and purpose of the invalid, illegal or unenforceable provision.

16.
Amendments; Waivers.  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (a) in the case of an amendment, by Acquiror, the Company and the Stockholder and (b) in the case of a waiver, by the party (which, for the avoidance of doubt, may include the Company) against whom the waiver is to be effective.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

17.
Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 17.

18.
No Representative Capacity. Notwithstanding anything to the contrary herein, this Agreement applies solely to Stockholder in the Stockholder’s individual capacity as a stockholder, and, to the extent the Stockholder serves as a member of the board of directors or officer of the Company or as a fiduciary for others, nothing in this Agreement shall limit or affect any actions or omissions taken by the Stockholder in the Stockholder’s capacity as a director or officer of the Company or as a fiduciary for others, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or shall be construed to prohibit, limit or restrict the Stockholder from discharging the Stockholder’s duties as a director or officer of the Company or as a fiduciary for others.

19.
Counterparts. This Agreement may be executed in two or more counterparts (delivery of which may occur via facsimile or as an attachment to an electronic mail message in “pdf” or similar format), each of which shall be binding as of the date first written above, and, when delivered, all of which shall constitute one and the same instrument. This Agreement and any documents delivered pursuant hereto, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or as an attachment to an electronic mail message in “pdf” or similar format, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail attachment in “pdf” or similar format to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or as an attachment to an electronic mail message as a defense to the formation of a contract and each such party forever waives any such defense. A facsimile signature or electronically scanned copy of a signature shall constitute and shall be deemed to be sufficient evidence of a party’s execution of this Agreement, without necessity of further proof. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

20.
Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer, nor shall anything herein confer, on any Person other than the parties hereto, and their respective successors or permitted assigns, any rights, remedies, obligations or liabilities. Notwithstanding the foregoing, the Company in connection with the Merger Agreement and the transactions contemplated hereby and thereby, is an express third party beneficiary hereof for the purposes of Section 12, Section 16 and this Section 20 (and any provision or definition of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of Section 12, Section 16 or this Section 20 in each case as they pertain to the Company) and may enforce such Sections directly.

21.
Ownership of the Shares. Nothing contained in this Agreement shall be deemed to vest in Acquiror any direct or indirect ownership or incidence of ownership (whether beneficial ownership or otherwise) of or with respect to the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholder, and Acquiror shall have no authority to direct the Stockholder in the voting or disposition of any of the Shares, except as otherwise provided herein.

IN WITNESS WHEREOF, this Agreement has been executed by duly authorized representatives of the parties as of the day and year first written above.
SPX CORPORATION:
By:
Name:
Title:
STOCKHOLDER:
By:
Name:
Title:

Signature Page to Support Agreement

SCHEDULE I

Stockholder Information

Name and Address for Notices	Stockholder-Owned Shares	Share Holding Entity-Owned Shares
	Number of Shares:	Name of Share Holding Entity: Jurisdiction of Organization: Number of Shares:

Exhibit A

WRITTEN CONSENT
OF STOCKHOLDER OF
ELXSI CORPORATION

Pursuant to Section 228 of the General Corporation Law of the State of Delaware

Pursuant to Section 228 of the General Corporation Law of the State of Delaware (the “DGCL”) and the Restated Certificate of Incorporation (the “Charter”) and the Bylaws (the “Bylaws”) of ELXSI Corporation, a Delaware corporation (the “Company”), the undersigned holder (the “Stockholder”) of [_____] shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”), does hereby consent to the adoption of, and does hereby adopt (this “Written Consent”), the following resolutions:
WHEREAS, the Board of Directors of the Company (the “Board”) has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, for the Company to enter into the Agreement and Plan of Merger, dated as of the date hereof, by and among SPX Corporation, a Delaware corporation (“Acquiror”), the Company, and SPX PoolCo 2018, Inc., a Delaware corporation and a wholly owned subsidiary of Acquiror (“Merger Sub”), which is attached hereto as Exhibit A (the “Merger Agreement”; capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement), and the other Transaction Documents, (ii) approved the execution, delivery and performance by the Company of the Merger Agreement (which constitutes an “agreement of merger” as such term is used in Section 251 of the DGCL) and the other Transaction Documents and the Transactions, including the Merger, in accordance with the DGCL, (iii) directed that the Merger Agreement be submitted to the Company’s stockholders for adoption thereby, and (iv) resolved to recommend that the Company’s stockholders vote in favor of the adoption of the Merger Agreement and approval of the Transactions, including the Merger;
WHEREAS, the Merger Agreement will be executed and delivered by the parties thereto concurrently with this Written Consent;
WHEREAS, concurrently with the execution and delivery of this Written Consent, the undersigned will execute and deliver the Support Agreement, dated as of the date hereof (the “Support Agreement”), with Acquiror;
WHEREAS, the Merger Agreement provides that each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (a) shares held in the treasury of the Company and (b) Dissenting Shares), shall be converted into the right to receive a cash payment equal to the Merger Consideration;
WHEREAS, the Stockholder has reviewed the Merger Agreement and such other information as the Stockholder believes is necessary to make an informed decision concerning the vote on the adoption of the Merger Agreement, and the Stockholder has had the opportunity to consult with the Stockholder’s own legal, tax and/or financial advisor(s) regarding the consequences to the Stockholder of the Merger, the Merger Agreement and the execution of this Written Consent;
WHEREAS, holders of shares of Company Common Stock are entitled to one vote per share on all matters on which stockholders of the Company generally are entitled to vote; and
WHEREAS, the Stockholder desires to waive any rights to appraisal of the fair value of the Stockholder’s shares of Company Common Stock arising out of the Merger and rights to dissent from the Merger that the undersigned may have, whether pursuant to Section 262 of the DGCL or other similar law.
NOW, THEREFORE, BE IT RESOLVED, that the Merger Agreement, the other Transaction Documents and the Transactions, including the Merger, be, and the same hereby are, adopted and approved in all respects; and
FURTHER RESOLVED, that the Stockholder hereby irrevocably waives any rights to appraisal of the fair value of such stockholder’s shares of Company Common Stock arising out of the Merger and any rights to dissent from the Merger that the Stockholder may have, whether pursuant to Section 262 of the DGCL or other similar law.
FURTHER RESOLVED, that the Stockholder hereby waives compliance with any and all notice requirements imposed by the Charter, the Bylaws, the DGCL and any other applicable law with respect to the matters approved or waived hereby.
Notwithstanding anything to the contrary herein, this Written Consent shall become effective only at the Written Consent Effective Time, at which time it shall become effective without the requirement for any further action of the Stockholder or any other person. When executed by the Stockholder, this Written Consent shall be delivered to Company. Upon the Written Consent Effective Time, the Secretary of the Company is hereby directed to file a signed copy of this Written Consent in the minute book of the Company. This Written Consent shall be deemed null and void and shall have no further force or effect upon the termination of the Support Agreement in accordance with Section 2 thereof.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the undersigned has executed this Written Consent on the date first set forth opposite its name below.

[STOCKHOLDER]

Date: _________ __, 2018	By:
Name:
Title:

[Signature Page to ELXSI Corporation Stockholder Written Consent]

EXHIBIT C

FORM OF ACCEPTABLE
CONFIDENTIALITY AGREEMENT

______________, 2018

[Address]

Re:    Confidentiality Agreement
Dear _________________:
ELXSI Corporation (the “Company”) proposes to make available to ________________________ (“you”) and your Representatives (as defined below), certain confidential, nonpublic, proprietary information and trade secrets concerning the business and operations of the Company and its subsidiaries for the sole purpose of, and for use by you, in the evaluation of the business and operations of the Company and its subsidiaries in regard to a potential merger, acquisition or other business combination between the Company and you (a “Transaction”). As a condition to engaging in further discussions regarding a Transaction, you agree, as set forth below, to keep confidential the Confidential Information (as defined below) provided to any of you or your Representatives with respect to this matter and otherwise act in accordance with this agreement. As used in this agreement, a person’s “Representatives” shall mean, collectively, such person’s directors, officers, employees, affiliates, financing sources and advisors. Accordingly, the Company and you hereby agree to the terms and conditions as set forth herein.
You will at all times keep confidential all oral, written and electronic information furnished to any of you or your Representatives by or on behalf of the Company or its Representatives, furnished after the date of this agreement, and all notes, analyses, compilations, studies or other documents, whether prepared by the Company or others, which contain or otherwise reflect such information (collectively, “Confidential Information”). For purposes of this agreement, Confidential Information does not include information which (i) at the time of disclosure to you is in the public domain, (ii) after disclosure to you becomes public knowledge other than as a result of an act or omission by you or any of your Representatives to whom Confidential Information is provided hereunder, (iii) was in your possession at the time of disclosure to you and was not acquired, directly or indirectly, from the Company or any of its subsidiaries, (iv) was furnished or made known to you by a third party not bound by a confidentiality agreement with the Company or any of its subsidiaries or otherwise restricted from disclosing such information by a contractual, legal or fiduciary obligation; or (v) was developed by you without reference to any Confidential Information.
You will use Confidential Information for the sole purpose of determining whether you will enter into a Transaction. You will not disclose any Confidential Information to any person, except (i) to those of your Representatives who require such material for the purpose of determining whether you will enter into a Transaction, and (ii) as and to the extent otherwise expressly permitted by the terms of this agreement. Prior to divulging any Confidential Information to any of your Representatives, you will advise such recipient of the existence of this agreement and the confidential nature of such information. You will be liable for any act or omission by any of your Representatives to whom Confidential Information has been provided hereunder that would have constituted a breach of this agreement had such act or omission been taken by you.

Without the prior written consent of the Company, neither you nor any of your Representatives may, during the term of this agreement, disclose to any person (i) the fact that Confidential Information has been made available to you or any such Representative or that you or any such Representative have inspected any portion of Confidential Information, (ii) the fact that any discussions or negotiations are taking place concerning a possible Transaction, or (iii) any of the terms, conditions or other facts with respect to any possible Transaction, including the status thereof, unless and only to the extent that, after advising and consulting with the Company about such proposed disclosure and the proposed contents thereof, such disclosure is required to be made by you in order to satisfy your obligations under United States securities laws applicable to you.
If you or any of your Representatives are requested or required, whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process, to disclose any Confidential Information, then you or such Representative, as the case may be, will provide the Company with prompt notice of each such request so that the Company may seek an appropriate protective order or other appropriate remedy or waive your compliance with this agreement. In the event that such protective order or other remedy is not obtained, or the Company grants such a waiver hereunder, you may furnish that portion (and only that portion) of Confidential Information which you are legally compelled to disclose and will exercise your commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded any Confidential Information so furnished.
You will not initiate any communication with any employee, contractor, customer, supplier or vendor of the Company or any of its subsidiaries concerning any Confidential Information or potential Transaction without the prior written consent of the Company.
You acknowledge that you are aware, and that you will advise your Representatives that, the federal securities laws prohibit any person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.
Upon completing your consideration of Confidential Information, or upon the request of the Company at any time, you will promptly destroy and cause your Representatives to destroy all materials constituting or containing Confidential Information; provided, however, that you may retain one copy of the Confidential Information at the office of your general counsel for evidentiary and records retention compliance purposes. In the event of such request, all other documents or other matter constituting or containing Confidential Information in the possession or under the control of you or any of your Representatives will be destroyed, and you will certify the fact of such return or destruction to the Company in writing. Notwithstanding the foregoing, no Confidential Information will be required to be destroyed if doing so would violate law or internal records retention policies, and no Confidential Information that is stored in automatic electronic archival data bases (which are not readily accessible in the ordinary course of business) shall be required to be destroyed.
You acknowledge that a breach of your and your Representatives’ respective obligations hereunder would cause irreparable harm to the Company for which monetary damages alone would not be an adequate remedy. In the event of any breach or threatened breach of this agreement, the Company shall be entitled to seek appropriate equitable relief, including injunction and specific performance without the requirement of posting a bond or other security, in addition to any other rights and remedies that may be available to the Company at law.

You acknowledge and agree that neither the Company nor any of its Representatives makes or has made any representation or warranty as to the accuracy or completeness of any Confidential Information that may be furnished hereunder, nor shall any of them have any liability to you or any of your Representatives resulting from any person’s use of any Confidential Information. Only those representations and warranties that may be made in a definitive written agreement for a proposed Transaction, if, when and as executed and subject to such limitations and restrictions as may be specified therein, shall have any legal effect, and you agree that if you determine to engage in a Transaction, such determination will be based solely on the terms of such definitive agreement and your own investigation, analysis and assessment of the business of the Company and its subsidiaries.
Neither you nor the Company will have any obligation to enter into or consummate a Transaction unless and until you and the Company shall have executed and delivered a definitive written agreement with respect to such Transaction, which this agreement is not, and then only on the terms and conditions contained in such definitive agreement. You acknowledge that the Company reserves the right to reject any and all offers to enter into a Transaction.
This agreement constitutes the entire agreement of the parties with respect to the subject matter hereof. This agreement may be amended or waived only by a writing signed by a duly authorized officer of the Company and of you that specifically references this agreement. Except as otherwise provided herein, the rights and obligations provided by this agreement shall expire on the third anniversary of the date hereof; provided that any materials that are retained by you or any of your Representatives as permitted elsewhere by this agreement shall remain subject to the obligations of this agreement irrespective of any such expiration until such material has been returned or destroyed in compliance with the terms of this agreement or ceases to constitute or contain Confidential Information as defined herein, whichever occurs first.
You further understand and agree that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.
As used in this agreement, “person” includes any individual, corporation, partnership, limited liability company, trust, government or agency, or other entity or association.
This agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the conflict of law principles thereof.
Each party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in State of Delaware for any actions, suits or proceedings arising out of or relating to this agreement and the transactions contemplated hereby (and you agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by U.S. registered mail to the address set forth herein shall be effective service of process for any action, suit or proceeding brought in any such suit. Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this agreement or the transactions contemplated hereby, in the courts of the State of Delaware or the United States of America located in the State of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Please acknowledge your agreement with the foregoing by signing and returning one copy of this agreement, which thereupon will constitute our agreement with respect to the subject matter hereof.

ELXSI CORPORATION

By: __________________
Name:
Title:
Date:

Agreed to and accepted:

By: __________________
Name:
Title:
Date:

Address for notice purposes:

EXHIBIT D

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ELXSI CORPORATION

Pursuant to Sections 228, 242 and 245 of the General
Corporation Law of the State of Delaware

FIRST: The name of the corporation is: ELXSI Corporation.
SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
THIRD: The nature of business purpose to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
FOURTH: The total number of shares of stock which the corporation shall have authority to issue is one thousand (1,000) and the par value of each share shall be one cent ($.01) amounting in the aggregate to ten dollars ($10.00).
FIFTH: In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter or repeal the bylaws of the corporation.
SIXTH: Election of directors need not be by written ballot unless the bylaws of the corporation shall provide.
SEVENTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter

D- 1

prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
EIGHTH: A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived any improper personal benefit. No amendment to repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.
I, THE UNDERSIGNED, being a duly authorized officer of this corporation, do make this certificate, herein declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this ___ day of _______, 2018.

_________________________________

D- 2

EXHIBIT E

[______], 2018

Dear ELXSI Corporation Stockholder:

Reference is hereby made to the Agreement and Plan of Merger, dated as of [________], 2018 (the "Merger Agreement"), by and among ELXSI Corporation, a Delaware corporation ("ELXSI"), SPX Corporation, a Delaware corporation ("SPX"), and SPX PoolCo 2018, Inc., a Delaware corporation and a direct wholly owned subsidiary of SPX ("Merger Sub").

On [________], 2018, SPX completed its acquisition of ELXSI pursuant to the Merger Agreement by virtue of Merger Sub merging with and into ELXSI, with ELXSI continuing as the surviving corporation and a direct or indirect wholly owned subsidiary of SPX (the "Merger"), which Merger became effective at [__________] (the "Effective Time"). At the Effective Time, as a result of the Merger and in accordance with the Merger Agreement, each share of common stock of ELXSI, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares, as defined in the Merger Agreement) (collectively, the "Shares") was cancelled and converted into the right to receive a cash payment of $51.00 per share, without interest (the "Merger Consideration").

Computershare Trust Company, N.A. together with Computershare Inc. (together, "Computershare") has been appointed as the paying agent for purposes of paying the Merger Consideration to stockholders who held Shares immediately prior to the Effective Time. In order to receive the Merger Consideration, which will be subject to any applicable withholding tax, payable with respect to your Shares, please promptly follow the instructions below and in the exchange form that accompanies this letter (the "Exchange Form").

Please carefully read and follow the instructions contained in the Exchange Form and in this letter before properly completing, executing, dating and returning the Exchange Form and any accompanying certificates.

Acknowledgments

By delivery of an executed Exchange Form to Computershare:

- The undersigned thereby forever waives all appraisal rights under applicable Delaware law and withdraws all written objections to the Merger and/or demands for appraisal, if any, with respect to the Shares formerly owned by the undersigned.

- The undersigned thereby represents and warrants that the undersigned has full power and authority to surrender any certificate(s) in respect of Shares or any book entry Shares set forth on the Exchange Form and, in the case of such certificate(s), delivered therewith, free and clear of all liens, claims and encumbrances, and to direct the manner in which payment is to be made as a result of the Merger with respect to

1101891.01D-CHISR02A - MSW

02U29A

such Shares. The undersigned, upon request, will execute and deliver any additional documents reasonably deemed by Computershare or ELXSI to be necessary or desirable to complete the surrender of any Shares.

- All authority therein conferred or agreed to be conferred therein shall survive the death or incapacity of the undersigned, and any obligation of the undersigned thereunder shall be binding upon the heirs, executors, administrators, personal representatives, trustees in bankruptcy, successors and assigns of the undersigned. The surrender of any Shares thereby is irrevocable.

- The undersigned understands that surrender is not made in acceptable form until the receipt by Computershare of the Exchange Form, duly completed and signed, and of any certificate(s) in respect of such Shares (or if persons hold only book entry Shares, only the Exchange Form), together with all accompanying evidences of authority and other documents in form reasonably satisfactory to Computershare. All questions as to validity, form and eligibility of any surrender of any Shares thereby will be determined by Computershare in its reasonable discretion and such reasonable determination shall be final and binding on all parties.

- The undersigned understands that payment of Merger Consideration for surrendered Shares will be made as promptly as practicable after the surrender of Shares is made in acceptable form and will be subject to any applicable withholding tax.

Instructions

In order to receive the Merger Consideration, you must, with respect to any Shares:

1. Properly complete, sign and return to Computershare the enclosed Exchange Form and any other required documents referenced therein, including a Form W-9 or Form W-8, if applicable, in accordance with the instructions set forth in the Exchange Form; and
2. Send in your original certificate(s), if any, with your completed Exchange form to Computershare.

The method of delivery of certificates formerly representing Shares to be surrendered to Computershare is at the option and risk of the surrendering stockholder.

We strongly recommend that you use certified or registered mail with return receipt requested when sending your certificate(s) with your Exchange Form and that you properly insure the package. Delivery of your certificate(s) will be deemed effective only when received by Computershare at one of the addresses set forth in the Exchange Form. You do not need to endorse your certificate(s) in order to receive payment for your Shares. **Please do NOT send anything to ELXSI or SPX.**

Lost Certificates

If you have lost any of your certificate(s), you must follow the instructions on how to receive your payment in the Exchange Form.

1101891.01D-CHISR02A - MSW

Street Name Shares

If you hold Shares with a broker (in "street name"), you should contact your broker for further information about receiving payment for your Shares.

All Book Entry Shares

If your Shares were non-certificated and represented by book entry ("Book Entry Shares") with Computershare, you are still required to deliver a completed and signed Exchange Form to receive the Merger Consideration to which you are entitled with respect to such Book Entry Shares.

Mixed Shares

If you hold both Book-Entry Shares and certificated Shares, you will need to submit a completed and signed Exchange Form and certificate(s) (for any certificated Shares) to receive the Merger Consideration to which you are entitled for your Book Entry Shares and certificated Shares.

Information Reporting and Backup Withholding

Payments made to you may be subject to information reporting and backup withholding of U.S. federal income tax, currently at a rate of 24%. To avoid backup withholding, each stockholder that is a "U.S. person" (as defined for U.S. federal income tax purposes) should complete and return to Computershare an Internal Revenue Service ("IRS") Form W-9, certifying, under penalties of perjury, that such stockholder is a U.S. person, that the stockholder's taxpayer identification number provided on the Form W-9 is correct, and that the stockholder is not subject to backup withholding or, alternatively, should establish another basis for exemption from backup withholding. Failure to provide the information on the Form W-9 may subject such stockholder to U.S. federal income tax backup withholding at a rate of 24% on the Merger Consideration paid to the stockholder and to a $50 penalty imposed by the IRS. Each stockholder that is not a U.S. person must submit an appropriate properly completed IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable IRS Form W-8 certifying, under penalties of perjury, to such stockholder's non-U.S. status in order to establish an exemption from backup withholding. IRS forms can be obtained via the IRS website at www.irs.gov.

Contact Information

If you have any questions about this transaction, or any related procedures, please call Computershare at 800-546-5141 (within the United States, United States territories or Canada) or 781-575-2765 (outside of the United States, United States territories and Canada).

1101891.01D-CHISR02A - MSW

ELXSI Corporation

Computershare

Computershare Trust Company, N.A.
462 South Fourth Street Suite 1600
Louisville, KY 40202
Within USA, US territories & Canada 800 546 5141
Outside USA, US territories & Canada 781 575 2765
www.computershare.com

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

C 1234567890 J N T

Tax ID certification on file: <Certified Y/N>

TOTAL SHARES 12345678901234

Exchange Form - ACTION REQUIRED - The listed original certificates below MUST be returned with this Exchange Form

YOUR ACTION IS REQUIRED - PLEASE FOLLOW THESE INSTRUCTIONS

Our records indicate you currently hold shares of ELXSI Corporation common stock that have been converted into the right to receive $51.00 per share in cash, without interest, by virtue of the merger of SPX PoolCo 2018, Inc., a direct wholly owned subsidiary of SPX Corporation, with and into ELXSI Corporation, effective as of [____], 2018. In order to receive your cash consideration, (i) you MUST surrender your shares, whether held in certificated or book entry form, by delivery of this executed Exchange Form and (ii) if you hold any shares in certificated form, you MUST return the original certificates, listed at Step 1 below. Please follow the instructions below

Lost Certificates: If you cannot locate some or all of your certificates, read and complete the Lost Securities Affidavit on the back of this form and also mark the boxes below with an X corresponding for the certificate numbers you cannot locate.

Step 1. Your ELXSI Corporation common stock certificates:
Locate and return the original certificate(s) listed below.

Lost	Certificate Numbers	Shares	Lost	Certificate Numbers	Shares
☐	XXXX12345678	12345678901234	☐	XXXX12345678	12345678901234
☐	XXXX12345678	12345678901234	☐	XXXX12345678	12345678901234
☐	XXXX12345678	12345678901234	☐	XXXX12345678	12345678901234
☐	XXXX12345678	12345678901234	☐	XXXX12345678	12345678901234
☐	XXXX12345678	12345678901234	☐	XXXX12345678	12345678901234

You hold more than 10 certificates, not all certificates can be listed on this form.

Other Certificate Total	Total Certificated Shares	Shares Held in Book Entry by Us	Total Shares
12345678901234	12345678901234	12345678901234	12345678901234

Step 2. Signatures: Sign and date this form. The names of the registered holders are listed in the Name and Address at the top of this form. All registered holders MUST sign exactly as your name(s) appears above.

Signature of Owner	Signature of Co-Owner (if more than one registered holder listed)	Date (mm/dd/yyyy)

1 2 3 4 5 6 7 8 9 0 1 2 EXOTF C O Y C C L S

02U28B

Additional Instructions for Completing the Exchange Form and Surrendering Certificates

Delivery of Certificates: Your ELXSI Corporation common stock certificate(s) and this Exchange Form must be sent or delivered to Computershare. The method of delivery of certificates to be surrendered to Computershare at one of the addresses set forth on the bottom of this page is at the option and risk of the surrendering stockholder. Delivery will be deemed effective only when received by Computershare. For your convenience, a return envelope is enclosed.

Authorization and Registration: The signature(s) on the reverse side represents that you have full authority to surrender these certificate(s) for exchange and warrants that the shares represented by these certificates are free and clear of liens, restrictions, adverse claims and encumbrances.

Special Transfer Instructions: If you would like the cash consideration issued to a person(s) other than the registered owner(s), a transfer of ownership form must be completed. You may obtain transfer of ownership requirements and instructions from the internet www.computershare.com or by calling Computershare at the number listed below.

Cover Letter: Please see the cover letter accompanying this Exchange Form for further details and instructions. The cover letter is hereby incorporated by reference into this Exchange Form in its entirety, and together with this Exchange Form constitute a single document. You do NOT need to return the cover letter with this executed Exchange Form to properly surrender your shares.

Tax Forms and Backup Withholding: If your taxpayer identification number ("TIN") is not certified in our records, we have enclosed a Form W-9. If the payee is a "U.S. person" (as defined in the instructions to Form W-9), follow the instructions on the enclosed Form W-9 for completing and signing the form. If the payee is a not a U.S. person and the form W-8BEN applies to your situation, follow the instructions on the enclosed Form W-8BEN for completing and signing such form. If a different form applies to your situation within the IRS suite of W-8 forms, refer to the IRS website for instructions on completing and signing such applicable form. Failure to provide a properly completed and signed Form W-9, Form W-8BEN or other applicable form to Computershare may subject the payee to backup withholding on any reportable payment under U.S. federal tax law.

Lost Securities Affidavit

IF YOU CANNOT LOCATE SOME OR ALL OF YOUR CERTIFICATE(S), PLEASE COMPLETE THE BELOW AFFIDAVIT
LIBERTY MUTUAL INSURANCE COMPANY
LOST SECURITIES AFFIDAVIT FOR ACCOUNTS WITH LESS THAN $250,000.00 IN MARKET VALUE

By checking the lost certificates box and signing the bottom of this form, I (we) certify that (a) I (we) am (are) the lawful owner(s) ("Owner") of the shares described on the front of this form; (b) I (we) reside at the address set forth on the front of this form; (c) I (we) am (are) entitled to possession of the lost certificate(s) (the "Lost Securities"); (d) the Lost Securities have been lost, mislaid, stolen or destroyed and cannot now be produced; (e) the Lost Securities WERE NOT ENDORSED and neither the Lost Securities nor the Owner(s)' rights therein have, in whole or in part, been cashed, negotiated, sold, transferred, hypothecated, pledged, disposed of, and to my (our) knowledge, no claim of right, like or interest, adverse to the Owner, in or to the Lost Securities, has been made or advanced by any person; (f) I (we) have made or caused to be made a diligent search for the Lost Securities and have been unable to find or recover the Lost Securities; (g) I (we) make this Affidavit of Lost Securities For Computershare Accounts for the purpose of inducing the issuance of new or replacement Securities ("Replacement Securities") (in book-entry form, unless unavailable through the issuer) in lieu of the said Lost Securities, or the distribution to the Owner(s) of proceeds (including liquidation) thereof; and (h) I (we) agree that this Lost Securities Affidavit for Computershare Accounts may be delivered to and made part of the Liberty Mutual Insurance Company Bond No. 285055966.

The Owner(s) hereby agree(s) in consideration of (1) the issuance of such replacement Securities in lieu of the Lost Securities, or of the distribution to the Owner of the proceeds there from, and (2) the assumption by Liberty Mutual Insurance Company of liability therefore under its Bond, the OWNER, his/her/its heirs, successors and assigns agree to indemnify, protect and save harmless Liberty Mutual Insurance Company, Computershare Inc., Computershare Trust Company, N.A. and the issuer, jointly and severally, and their respective agents, representatives, successors, and assigns, from and against all losses, cost and damages (court costs and attorneys fees) to which they may be subject or liable arising out of or relating to the Lost Securities, the issuance of Replacement Securities, the Owner's requested action herein (or any other action arising out of or relating to the Replacement of Lost Securities), or Liberty Mutual Insurance Company's assumption of liability under its bond described above.

STEP 1. CALCULATE LOST CERTIFICATE BOND PREMIUM - FEE MUST BE ENCLOSED

LOST CERTIFICATE BOND PREMIUM CALCULATION:	________ Shares Lost	X	$1.53 Bond premium Per share	=	________ Total Premium Due (MINIMUM $20.00)	+	$80.00 processing fee	=	________ Total Check Amount

Multiply the number of shares lost by the Liberty Mutual Insurance Company Bond premium noted above to calculate the premium you owe. If you have Lost Securities representing 13 or fewer shares, there is a minimum premium of $20.00. There is also a processing fee of $80.00. PLEASE MAKE YOUR CHECK PAYABLE TO "COMPUTERSHARE INSURANCE SERVICES" FOR THE BOND PREMIUM AND PROCESSING FEE AND ENCLOSE WITH THIS AFFIDAVIT. If your request is approved, Computershare Insurance Services will forward the Bond premium to Liberty Mutual Insurance Company. We cannot complete your exchange without a Surety Bond. NOTE: This premium is calculated based upon each lost share, not per each lost certificate.

STEP 2. SIGNATURES OF OWNERS - all registered owners MUST sign below exactly as the name(s) appear on the front of this form

If your lost certificate(s) is (are) part of an estate or trust, or are valued at more than $250,000, please contact Computershare for additional instructions.

ANY PERSON WHO, KNOWINGLY AND WITH INTENT TO DEFRAUD ANY INSURANCE COMPANY OR OTHER PERSON, FILES A STATEMENT OF CLAIM CONTAINING ANY MATERIALLY FALSE INFORMATION OR CONCEALS FOR THE PURPOSE OF MISLEADING, INFORMATION CONCERNING ANY FACT MATERIAL THERETO, COMMITS A FRAUDULENT INSURANCE ACT, WHICH IS A CRIME.

By signing below, [I][we] acknowledge the processing fee listed above.

Signature of Owner ______________________ Signature of Co-Owner, if any ______________________

STEP 3. NOTARIZATION

You must have your signature(s) notarized if you have lost more than 980 shares.

State of ____________________ County of____________________ Notary Signature______________________________

Printed Name of Notary______________________________ Sworn to and subscribed to me this (date) ___________(month/day/year)

My commission Expires (date) ______________________________ (month/day/year) (Notary Seal)

Enclose all original certificates in the envelope provided and send with completed form to Computershare.

By Mail:
Computershare
Computershare Trust Company, N.A.
PO Box 505004
Louisville, KY 40233-5004

By Overnight Delivery:
Computershare
Computershare Trust Company, N.A.
462 South Fourth Street, Suite 1600
Louisville, KY 40202

For Assistance Please Call:
Within USA, US territories & Canada:
1-800-546-5141
Outside USA, US territories & Canada:
1-781-575-2765